Exhibit 10.2

CLIFFORD CHANCE LLP
C L I F F O R D
C H A N C E
CONFORMED COPY

Dated 4 April 2011
WESTERN POWER DISTRIBUTION (EAST MIDLANDS) PLC
<as the Company>

ABBEY NATIONAL TREASURY SERVICES PLC (TRADING AS SANTANDER GLOBAL BANKING & MARKETS), BANC OF AMERICA SECURITIES LIMITED, BARCLAYS CAPITAL, CREDIT SUISSE AG, LONDON BRANCH, HSBC BANK PLC, LLOYDS TSB BANK PLC, MIZUHO CORPORATE BANK, LTD and THE ROYAL BANK OF SCOTLAND PLC
as Mandated Lead Arrangers

ROYAL BANK OF CANADA
as Lead Arranger

BANC OF AMERICA SECURITIES LIMITED
as Bookrunner

BANC OF AMERICA SECURITIES LIMITED
as Facility Agent

and

BANK OF AMERICA, N.A.
as Issuing Bank

<£300,000,000 MULTICURRENCY REVOLVING FACILITY AGREEMENT>

CONTENTS
Clause	Page

1.	Interpretation	1
2.	The Facilities	18
3.	Purpose	21
4.	Conditions Precedent	21
5.	Utilisation - Loans	21
6.	Utilisation – Letters of Credit	23
7.	Letters of Credit	27
8.	Optional Currencies	34
9.	Repayment	35
10.	Prepayment and Cancellation	36
11.	Interest	39
12.	Terms	41
13.	Market Disruption	41
14.	Tax gross-up and indemnities	42
15.	Increased Costs	50
16.	Mitigation	51
17.	Payments	53
18.	Representations	56
19.	Information Covenants	59
20.	Financial Covenants	63
21.	General Covenants	66
22.	Default	72
23.	The Administrative Parties	76
24.	Evidence and Calculations	82
25.	Fees	83
26.	Indemnities and Break Costs	84
27.	Expenses	85
28.	Amendments and Waivers	85
29.	Changes to the Parties	88
30.	Disclosure of Information	92
31.	Set-off	94
32.	Pro rata sharing	94
33.	Severability	95
34.	Counterparts	95
35.	Notices	95
36.	Language	97
37.	Governing law	97
38.	Enforcement	97

THIS AGREEMENT is dated 4 April 2011

BETWEEN:

(1)	WESTERN POWER DISTRIBUTION (EAST MIDLANDS) PLC (registered number 02366923) (the "Company");

(2)
ABBEY NATIONAL TREASURY SERVICES PLC (TRADING AS SANTANDER GLOBAL BANKING & MARKETS), BANC OF AMERICA SECURITIES LIMITED, BARCLAYS CAPITAL, CREDIT SUISSE AG, LONDON BRANCH, HSBC BANK PLC, LLOYDS TSB BANK PLC, MIZUHO CORPORATE BANK, LTD and THE ROYAL BANK OF SCOTLAND PLC as mandated lead arrangers (the "Mandated Lead Arrangers");

(3)	ROYAL BANK OF CANADA as lead arranger (the "Lead Arranger");

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Parties) as original lenders (the "Original Lenders");

(5)	BANC OF AMERICA SECURITIES LIMITED as facility agent (the "Facility Agent"); and

(6)	BANK OF AMERICA, N.A. as issuing bank (the "Issuing Bank").

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

"Acceptable Bank" means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by Standard & Poor’s Rating Services or A or higher by Fitch Ratings Ltd or A2 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency.

"Act" means the Electricity Act 1989 and, unless the context otherwise requires, all subordinate legislation made pursuant thereto.

"Administrative Party" means an Arranger, the Facility Agent or the Issuing Bank.

"Affiliate" means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company. Notwithstanding the foregoing and in so far as it relates to The Royal Bank of Scotland plc as a Lender, the term "Affiliate" shall not include (i) the UK government or any member or instrumentality thereof, including Her Majesty's Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities thereof) or (ii) any persons or entities controlled by or under common control with the UK government or any member or instrumentality thereof (including Her Majesty's Treasury and UK Financial Investments Limited) and which are not part of The Royal Bank of Scotland Group plc and its subsidiary or subsidiary undertakings.

"Agent's Spot Rate of Exchange" means the Facility Agent's spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with Sterling at or about 11.00 a.m. on a particular day.

"Applicable Accounting Principles" means those accounting principles, standards and practices generally accepted in the United Kingdom and the accounting and reporting requirements of the Companies Act 2006, in each case as used in the Original Financial Statements.

"Arranger" means the Mandated Lead Arrangers and the Lead Arranger, whether acting individually or together.

"Authority" means The Gas and Electricity Markets Authority established under Section 1 of the Utilities Act 2000.

"Available Commitment" means, in relation to a Facility, a Lender's Commitment under that Facility minus:

(a)	the amount of its participation in any outstanding Utilisations under that Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date,

other than that Lender's participation in any Utilisations under that Facility that are due to be repaid or prepaid on or before the proposed Utilisation Date.

"Available Facility" means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.

"Availability Period" means the period from and including the date of this Agreement to and including the date falling one month prior to the Final Maturity Date.

"Balancing and Settlement Code" means the document, as modified from time to time, setting out the electricity balancing and settlement arrangements designated by the Secretary of State and adopted by The National Grid Company plc (Registered No. 2366977) or its successor pursuant to its transmission licence.

"Balancing and Settlement Code Framework" means the agreement of that title, in the form approved by the Secretary of State, as amended from time to time, to which the Company is a party and by which the Balancing and Settlement Code is made binding upon the Company.

"Base Currency" means Sterling.

"Base Currency Amount" means, in relation to a Utilisation, the amount specified in the Request delivered by the Company for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is one Business Day before the Rate Fixing Day for a Loan or three Business Days before the Utilisation Date for a Letter of Credit or, if later, on the date the Facility Agent receives the Request and, in the case of a Letter of Credit, as adjusted under Clause 6.9 (Revaluation of Letters of Credit)) adjusted to reflect any repayment, prepayment, consolidation or division of the Utilisation.

"Basel III" means the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision on 16 December 2010.

"Break Costs" means the amount (if any), calculated in accordance with Clause 26.3 (Break Costs), which a Lender is entitled to receive under this Agreement as compensation if any part of a Loan or overdue amount is prepaid.

"Business Day" means a day (other than a Saturday or a Sunday) on which commercial banks are open in London and:

(c)	if on that day a payment in or a purchase of a currency (other than euro) is to be made, the principal financial centre of the country of that currency; or

(d)	if on that day a payment in or purchase of euro is to be made, which is also a TARGET Day.

"Commitment" means a Facility A Commitment or Facility B Commitment.

"Compliance Certificate" means a certificate substantially in the form of Schedule 7 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenants.

"Contribution Notice" means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

"CTA" means the Corporation Tax Act 2009.

"Debt Purchase Transaction" means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

"Default" means:

(a)	an Event of Default; or

(b)
an event which would be (with the lapse of time, the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

"Defaulting Lender" means any Lender:

(a)
which has failed to make its participation in a Loan available or has notified the Facility Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.3 (Advance of Loan) or has failed to provide cash collateral (or has notified the Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.6 (Cash collateral by Non-Acceptable L/C Lender);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event,

 and payment is made within 5 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Finance Documents (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Environment" means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

"Environmental Law" means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)
the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

"euro or euros or €" means the single currency of the Participating Member States.

"EURIBOR" means for a Term of any Loan or overdue amount:

(a)	the applicable Screen Rate; or

(b)
if no Screen Rate is available for the relevant currency or Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Term.

"Event of Default" means an event specified as such in this Agreement.

"Facility" means Facility A or Facility B.

"Facility A" means the revolving credit facility made available under this Agreement as described in sub-Clause 2.1.1 of Clause 2 (The Facilities) and identified therein as facility A.

"Facility A Commitment" means:

(a)
in relation to an Original Lender, the Sterling amount set opposite its name under the heading "Facility A Commitment" in Schedule 1 (Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the Sterling amount of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility B" means the revolving credit facility made available under this Agreement as described in sub-Clause 2.1.2 of Clause 2 (The Facilities) and identified therein as facility B.

"Facility A Utilisation" means:

(a)	a Loan made or to be made under Facility A; or

(b)	a Letter of Credit.

"Facility B Commitment" means:

(a)
in relation to an Original Lender, the Sterling amount set opposite its name under the heading "Facility B Commitment" in Schedule 1 (Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the Sterling amount of any Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility B Utilisation" means a Loan made or to be made under Facility B.

"Facility Office" means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days' notice,

as the office(s) through which it will perform its obligations under this Agreement.

"Fee Letter" means any letter entered into by reference to the Facilities between one or more Administrative Parties and the Company setting out the amount of certain fees referred to in the Agreement.

"Final Maturity Date" means the fifth anniversary of the date of this Agreement.

"Finance Document" means:

(a)	this Agreement;

(b)	a Fee Letter;

(c)	a Transfer Certificate; or

(d)	any other document designated as such by the Facility Agent and the Company.

"Finance Party" means a Lender or an Administrative Party.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit;

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any redeemable preference share;

(e)	any finance or capital lease;

(f)	receivables sold or discounted (otherwise than on a non-recourse basis);

(g)
the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(h)
any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

(i)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(j)
any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution excluding any counter indemnity given in respect of a Letter of Credit issued under Facility A in favour of Central Networks Trustee Limited in an amount not exceeding £70,000,000; or

(k)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in paragraphs (a) to (j) above.

"Financial Support Direction" means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.

"Group" means the Company and its Subsidiaries.

"Holding Company" means in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"Impaired Agent" means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of "Defaulting Lender"; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event,

 and payment is made within 5 Business Days of its due date; or

(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

"Increase Confirmation" means a confirmation substantially in the form set out in Schedule 8 (Form of Increase Confirmation).

"Increase Lender" has the meaning given to that term in Clause 2.2 (Increase).

"Increased Cost" means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return under a Finance Document or on its overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

"Information Package" means the information package in the form approved by the Company concerning the Group which, at the Company’s request and on its behalf, was prepared in relation to this transaction and distributed by the Arranger to selected financial institutions before the date of this Agreement and which includes, amongst other things, a document entitled: 'Lender Presentation 8 March 2011'.

"Insolvency Event" in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

"ITA" means the Income Tax Act 2007.

"Legal Reservations" means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any jurisdiction in which a member of the Group or a Holding Company of the Company is incorporated; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion provided under Schedule 2 (Conditions Precedent Documents).

"Lender" means:

(a)	an Original Lender; or

(b)	any person which becomes a Lender after the date of this Agreement in accordance with Clause 2.2 (Increase) or Clause 29 (Changes to the Parties).

"Letter of Credit" means a letter of credit, substantially in the form set out in Schedule 6 (Form of Letter of Credit) or in any other form requested by the Company and agreed by the Facility Agent and the Issuing Bank.

"LIBOR" means for a Term of any Loan or overdue amount:

(a)	the applicable Screen Rate; or

(b)
if no Screen Rate is available for the relevant currency or Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Term.

"Licence" means:

(a)
the electricity distribution licence made and treated as granted to the Company under Section 6(1)(c) of the Act pursuant to a licensing scheme made by the Secretary of State under Part II of Schedule 7 to the Utilities Act 2000 on 28 September, 2001; or

(b)	any statutory amendment or replacement licence or licences granted pursuant to the Utilities Act 2000 which permit the Company to distribute electricity in the area it is certified to operate in.

"Loan" means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.

"Majority Lenders" means, at any time, Lenders:

(a)
whose share in the outstanding Utilisations and whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Utilisations and the undrawn Commitments of all the Lenders;

(b)	if there are no Utilisations then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

(c)
if there are no Utilisations then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.

"Mandatory Cost" means the cost of complying with certain regulatory requirements, expressed as a percentage rate per annum and calculated by the Facility Agent under Schedule 4 (Calculation of the Mandatory Cost).

"Margin" means, provided that at least one of Moody's Investor Services Limited ("Moody's") and Standard & Poor's Ratings Services ("Standard & Poor's") has provided a current rating in respect of the long-term, unsecured and non credit-enhanced debt obligations of the Company, the rate set out in the table below:

Rating (Moody's)	Rating (Standard & Poor's)	Margin (per annum)
lower than Baa3	lower than BBB-	1.15%
Baa3	BBB-	0.95%
Baa2	BBB	0.85%
Baa1	BBB+	0.75%
A3 or higher	A- or higher	0.65%

If the current Moody's and Standard & Poor's ratings in respect of the Company imply different Margin rates, the Margin shall be the average of the two Margin rates implied. If only one of Moody's and Standard & Poor's provides a rating in respect of the long-term, unsecured and non credit-enhanced debt obligations of the Company, that rating alone shall be used to determine the applicable Margin. If neither Moody's nor Standard & Poor's provides a rating in respect of the long-term, unsecured and non credit-enhanced debt obligations of the Company, the applicable Margin shall be 1.15% per annum. Any increase or decrease in the Margin shall take effect on the date on which the Moody's and/or Standard & Poor's rating in respect of the long-term, unsecured and non credit-enhanced debt obligations of the Company is published or, as the case may be, changed.

"Material Adverse Effect" means a material adverse effect on:

(a)	the business, assets or financial condition of the Group taken as a whole;

(b)	the ability of the Company to perform its payment obligations under the Finance Documents or its obligations under Clauses 20.3 (Interest Cover) or 20.4 (Asset Cover) of this Agreement; or

(c)	the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

"Material Subsidiary" means, at any time, a Subsidiary of the Company whose gross assets or gross revenues (on a consolidated basis and excluding intra-Group items) then equal or exceed 10 per cent. of the gross assets or gross revenues of the Group.

For this purpose:

(a)
the gross assets or gross revenues of a Subsidiary of the Company will be determined from its financial statements (unconsolidated if it has Subsidiaries) upon which the latest audited financial statements of the Group have been based;

(b)
if a Subsidiary of the Company becomes a member of the Group after the date on which the latest audited financial statements of the Group have been prepared, the gross assets or gross revenues of that Subsidiary will be determined from its latest financial statements;

(c)
the gross assets or gross revenues of the Group will be determined from the Company’s latest audited financial statements, adjusted (where appropriate) to reflect the gross assets or gross revenues of any company or business subsequently acquired or disposed of; and

(d)
if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Company, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the auditors of the Company will be, in the absence of manifest error, conclusive.

"Maturity Date" means the last day of the Term of a Loan.

"Non-Acceptable L/C Lender" means a Lender which:

(a)	is not an Acceptable Bank (other than a Lender which the Issuing Bank has agreed is acceptable to it notwithstanding that fact); or

(b)	is a Defaulting Lender; or

(c)
has failed to make (or has notified the Facility Agent that it will not make) a payment to be made by it under Clause 7.5 (Indemnities) or sub-clause 23.11.1 of Clause 23.11 (Indemnities) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at (i) – (ii) of the definition of Defaulting Lender.

"OFGEM" means the Office of Gas and Electricity Markets.

"Optional Currency" means any currency (other than Sterling) which complies with the conditions set out in Clause 8 (Optional Currencies).

"Original Financial Statements" means the audited consolidated financial statements of the Company for the year ended 31 December 2010.

"Participating Member State" means a member state of the European Community that adopts or has adopted the euro as its lawful currency under the legislation of the European Community relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Pensions Regulator" means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.

"Pre-approved Currency" means U.S.$ and euro.

"Pro Rata Share" means:

(a)	for the purpose of determining a Lender's share in a Utilisation, the proportion which its Available Commitment bears to the Available Facility immediately prior to making the Loan; and

(b)	for any other purpose on a particular date:

(i)	the proportion which its Commitment bears to the Total Commitments on that date; or

(ii)	if the Total Commitments have been cancelled, the proportion which its Commitments bore to the Total Commitments immediately before being cancelled.

"PUHCA" means the Public Utility Holding Company Act of 2005, as amended, of the United States of America.

"Rate Fixing Day" means:

(a)	the first day of a Term for a Utilisation denominated in Sterling; or

(b)
the second Business Day before the first day of a Term (or, in the case of a Letter of Credit, the second Business Day before the date of Utilisation) for a Utilisation denominated in any other currency;

or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

"Reference Banks" means Bank of America, N.A., Abbey National Treasury Services plc and The Royal Bank of Scotland plc and any other bank or financial institution appointed as such by the Facility Agent (after consultation with the Company) under this Agreement.

"Repeating Representations" means the representations which are deemed to be repeated under this Agreement.

"Request" means a request for a Utilisation, substantially in the relevant form set out in Schedule 3 (Requests).

"Rollover Loan" means one or more Loans:

(a)
made or to be made on the same day that (i) a maturing Loan is due to be repaid or (ii) the Company is obliged to pay to the Facility Agent for the Issuing Bank the amount of any claim under a Letter of Credit;

(b)
the aggregate amount of which is equal to or less than (i) the maturing Loan (unless it arose as a result of the operation of Clause 8.3 (Revocation of a currency))  or (ii) the amount of the claim under the Letter of Credit;

(c)	under the same Facility as (i) the maturing Loan or (ii) the Letter of Credit in respect of which the claim has been made;

(d)	in the same currency as (i) the maturing Loan (unless it arose as a result of the operation of Clause 8.3 (Revocation of a currency)) or (ii) the claim under the Letter of Credit; and

(e)
made or to be made to the Company for the purpose of (i) refinancing a maturing Loan or (ii) satisfying the obligations of the Company to pay the amount of a claim under the Letter of Credit to the Facility Agent for the Issuing Bank.

"Screen Rate" means:

(a)	in relation to LIBOR, the British Bankers' Association Interest Settlement Rate for the relevant currency and Term; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Company and the Lenders) may specify another page or service displaying the appropriate rate.

"Secretary of State" means the Secretary of State for Trade and Industry.

"Security Interest" means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

"Sterling" and "£" mean the lawful currency of the United Kingdom.

"Subsidiary" means:

(c)	a subsidiary within the meaning of section 1159 of the Companies Act 2006; and

(d)	unless the context otherwise requires, a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

"TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single platform and which was launch on 19 November 2007.

"TARGET Day" means any day on which TARGET2 is open for the settlement of payments in euro.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty, addition to tax or any interest payable in connection with any failure to pay or any delay in paying any of the same).

"Term" means, in respect of a Loan, each period determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated and, in respect of a Letter of Credit, each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

"Total Commitments" means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being £300,000,000 at the date of this Agreement.

"Total Facility A Commitments" means the aggregate of the Facility A Commitments, being £80,000,000 at the date of this Agreement.

"Total Facility B Commitments" means the aggregate of the Facility B Commitments, being £220,000,000 at the date of this Agreement.

"Transfer Certificate" means a certificate, substantially in the form of Schedule 5 (Form of Transfer Certificate), with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.

"Transfer Date" means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(b)	the date on which the Facility Agent executes the relevant Transfer Certificate.

"U.K. " means the United Kingdom.

"U.S. Dollars" and "U.S.$" means the lawful currency for the time being of the United States of America.

"Unpaid Sum" means any sum due and payable but unpaid by the Company under the Finance Documents.

"Utilisation" means a Facility A Utilisation or a Facility B Utilisation.

"Utilisation Date" means each date on which a Utilisation is made.

"VAT" means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Construction

1.2.1	The following definitions have the meanings given to them in Clause 20 (Financial Covenants):

(a)	Consolidated EBITDA;

(b)	Interest Payable;

(c)	Measurement Period;

(d)	Regulatory Asset Base; and

(e)	Total Net Debt.

1.2.2	In this Agreement, unless the contrary intention appears, a reference to:

(a)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(b)	assets includes present and future properties, revenues and rights of every description;

(c)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(d)	Barclays Capital is a reference to Barclays Capital, the investment banking division of Barclays Bank PLC;

(e)	disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(f)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(g)
know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(h)
a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(i)
a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(j)
the winding-up of a person includes the administration, dissolution or liquidation or other like process of that person, any composition or arrangement with the creditors, amalgamation, reconstruction, reorganisation or consolidation pursuant to Part XXVI of the Companies Act 2006 proposed or carried out in respect of that person or a company voluntary arrangement pursuant to the Insolvency Act 1986 carried out or proposed in respect of that person;

(k)	a currency is a reference to the lawful currency for the time being of the relevant country;

(l)	a Default (other than an Event of Default) being outstanding means that it has not been remedied or waived and an Event of Default being outstanding means that it has not been waived;

(m)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(n)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(o)	a person includes its successors in title, permitted assigns and permitted transferees;

(p)	a Finance Document or another document is a reference to that Finance Document or other document as amended; and

(q)	a time of day is a reference to London time.

1.2.3
Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(a)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(b)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(c)
notwithstanding sub-clause 1.2.3(a) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

1.2.4
Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and notwithstanding any term of any Finance Document, the consent of any third party is not required for any variation (including any release or compromise of any liability) or termination of that Finance Document.

1.2.5	Unless the contrary intention appears:

(a)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(b)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(c)
any obligation of the Company under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of the Company is or may be outstanding under the Finance Documents.

1.2.6	The headings in this Agreement do not affect its interpretation.

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Company:

2.1.1	a revolving credit facility hereby designated as Facility A and denominated in Sterling in an aggregate amount equal to the Total Facility A Commitments; and

2.1.2	a revolving credit facility hereby designated as Facility B and denominated in Sterling in an aggregate amount equal to the Total Facility B Commitments.

2.2	Increase

2.2.1	The Company may by giving prior notice to the Facility Agent by no later than the date falling 10 Business Days after the effective date of a cancellation of:

(a)	the Available Commitments of a Defaulting Lender in accordance with sub-clause 10.6.4 of Clause 10.6 (Involuntary prepayment and cancellation); or

(b)	the Commitments of a Lender in accordance with Clause 10.1 (Mandatory prepayment – illegality),

request that the Total Commitments be increased (and the Total Commitments shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(c)
the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an "Increase Lender") selected by the Company (each of which shall not be a member of the Group and which is further acceptable to the Facility Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(d)
the Company and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Company and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(e)
each Increase Lender shall become a Party as a "Lender" and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(f)	the Commitments of the other Lenders shall continue in full force and effect; and

(g)
any increase in the Total Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in sub-clause 2.2.2 below are satisfied.

2.2.2	An increase in the Total Commitments will only be effective on:

(a)	the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender;

(b)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(i)
the performance by the Facility Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Facility Agent shall promptly notify to the Company, the Increase Lender and the Issuing Bank; and

(ii)	the Issuing Bank consenting to that increase.

(c)
Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)
Unless the Facility Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, the Company shall, on the date upon which the increase takes effect, pay to the Facility Agent (for its own account) a fee of £1,750 and the Company shall promptly on demand pay the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.

(e)
The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a letter between the Company and the Increase Lender setting out that fee.  A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph.

(f)	Clause 29.4 (Limitation of responsibility of Existing Lender) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;

(ii)	the "New Lender" were references to that "Increase Lender"; and

(iii)	a "re-transfer" and "re-assignment" were references to respectively a "transfer" and "assignment"."

(g)	Each Party (other than the Increase Lender and the Issuing Bank) irrevocably authorises the Facility Agent to execute any duly completed Increase Confirmation on its behalf.

2.3	Nature of a Finance Party's rights and obligations

Unless otherwise agreed by all the Finance Parties:

2.3.1	the obligations of a Finance Party under the Finance Documents are several;

2.3.2	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

2.3.3	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

2.3.4	the rights of a Finance Party under the Finance Documents are separate and independent rights;

2.3.5	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt; and

2.3.6	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

3.	PURPOSE

3.1	Purpose

The Company shall apply all amounts borrowed by it under the Facilities towards the general corporate purposes of the Group and in compliance with the Licence.

3.2	No obligation to monitor

No Finance Party is bound to monitor or verify any amount borrowed pursuant to this Agreement.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents

A Request may not be given until the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Schedule 2 (Conditions Precedent Documents) in form and substance satisfactory to the Facility Agent. The Facility Agent shall give this notification to the Company and the Lenders upon being so satisfied.

4.2	Further conditions precedent

The obligations of each Lender to participate in any Utilisation are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Utilisation:

4.2.1	the Repeating Representations are correct in all material respects; and

4.2.2	no Default or, in the case of a Rollover Loan, no Event of Default is outstanding or would result from the Utilisation.

4.3	Maximum number

Unless the Facility Agent agrees, a Request may not be given if, as a result, there would be more than:

4.3.1	10 Facility A Loans outstanding;

4.3.2	10 Facility B Loans outstanding; and

4.3.3	5 Letters of Credit outstanding.

5.	UTILISATION - LOANS

5.1	Giving of Requests

5.1.1	The Company may borrow a Loan by giving to the Facility Agent a duly completed Request.

5.1.2
Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. one Business Day before the Rate Fixing Day for the proposed borrowing.

5.1.3	Each Request is irrevocable.

5.2	Completion of Requests

A Request for a Loan will not be regarded as having been duly completed unless:

5.2.1	the Utilisation Date is a Business Day falling within the Availability Period;

5.2.2	it identifies the Facility to be utilised;

5.2.3	the amount of the Loan requested is:

(a)	a minimum of £5,000,000 or its equivalent in accordance with Clause 8.4 (Optional Currency equivalents), and an integral multiple of 1,000,000 units of that currency;

(b)	the Available Commitment on the proposed Utilisation Date; or

(c)	such other amount as the Facility Agent may agree; and

5.2.4	the proposed Term complies with this Agreement.

Only one Loan may be requested in a Request.

5.3	Advance of Loan

5.3.1	The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

5.3.2	The amount of each Lender's share of the Loan will be its Pro Rata Share on the proposed Utilisation Date.

5.3.3	No Lender is obliged to participate in a Loan if as a result:

(a)	its share in the Base Currency Amount of the Utilisations under the relevant Facility would exceed its Commitment under that Facility; or

(b)	the Base Currency Amount of the Utilisations under the relevant Facility would exceed the Total Facility A Commitments or the Total Facility B Commitments (as the case may be).

5.3.4
If the conditions set out in this Agreement have been met, and subject to Clause 9.2 (Cashless Rollover), each Lender must make its share in the Loan available to the Facility Agent for the Company by no later than 2.00 pm on the Utilisation Date.

5.3.5
The Facility Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by noon one Business Day before the Rate Fixing Day for the proposed borrowing.

6.	UTILISATION – LETTERS OF CREDIT

6.1	General

6.1.1	In this Clause 6 and Clause 7 (Letters of Credit):

(a)	"Expiry Date" means, for a Letter of Credit, the last day of its Term;

(b)
"L/C Proportion" means, in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender's Available Commitment to the Available Facility (in each case in respect of Facility A) immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender; and

(c)	"Renewal Request" means a written notice delivered to the Facility Agent in accordance with Clause 6.7 (Renewal of a Letter of Credit).

6.1.2	Any reference in this Agreement to:

(a)	an amount borrowed includes any amount utilised by way of Letter of Credit;

(b)	a Utilisation made or to be made to the Company includes a Letter of Credit issued on its behalf;

(c)	a Lender funding its share in a Utilisation includes a Lender participating in a Letter of Credit;

(d)	amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit;

(e)	an outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the Company in respect of that Letter of Credit at that time;

(f)	the Company "repaying" or "prepaying" a Letter of Credit means:

(i)	the Company providing cash cover for that Letter of Credit;

(ii)	the maximum amount payable under the Letter of Credit being reduced in accordance with its terms; or

(iii)	the Issuing Bank being satisfied that it has no further liability under that Letter of Credit,

and the amount by which a Letter of Credit is repaid or prepaid under sub-paragraphs (f)(i) and (f)(ii) above is the amount of the relevant cash cover or reduction; and

(g)
the Company providing "cash cover" for a Letter of Credit means the Company paying an amount in the currency of the Letter of Credit to an interest-bearing account in the name of the Company and the following conditions are met:

(i)	the account is with the Facility Agent, the Issuing Bank or an Acceptable Bank;

(ii)
subject to sub-clause 7.7.2 of Clause 7.7 (Cash cover by the Company) withdrawals from the account may only be made to pay the relevant Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit until no amount is or may be outstanding under that Letter of Credit; and

(iii)	the Company has executed a security document, in form and substance satisfactory to the Facility Agent or the Issuing Bank creating a first ranking security interest over that account.

6.1.3	Clause 5 (Utilisation - Loans) does not apply to a Utilisation by way of Letter of Credit.

6.1.4
In determining the amount of the Available Facility and a Lender's L/C Proportion of a proposed Letter of Credit for the purposes of this Agreement the Available Commitment of a Lender will be calculated ignoring any cash cover provided for outstanding Letters of Credit.

6.2	Facility A

Facility A may be utilised by way of Letters of Credit in an aggregate Base Currency Amount not exceeding £80,000,000.

6.3	Delivery of a Request for a Letter of Credit

The Company may request a Letter of Credit to be issued by delivery to the Facility Agent of a duly completed Request substantially in the form of Part B of Schedule 3 (Requests) not later than 11.00 am on the date which is three Business Days before the proposed Utilisation Date.

6.4	Completion of a Request for a Letter of Credit

Each Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

6.4.1	it specifies that it is for a Letter of Credit;

6.4.2	the Facility to be utilised is Facility A;

6.4.3	the proposed Utilisation Date is a Business Day within the Availability Period;

6.4.4	the currency and amount of the Letter of Credit comply with Clause 6.5 (Currency and amount);

6.4.5	the form of Letter of Credit is attached;

6.4.6	the Expiry Date of the Letter of Credit is no more than one year later than the Utilisation Date in respect of that Letter of Credit and falls on or before the Termination Date;

6.4.7	the delivery instructions for the Letter of Credit are specified; and

6.4.8
the identity of the beneficiary of the Letter of Credit is Central Networks Trustee Limited, Axa Corporate Solutions, Royal and Sun Alliance Insurance PLC or any other beneficiary approved by the Majority Lenders.

6.5	Currency and amount

6.5.1	The currency specified in a Request must be the Base Currency or an Optional Currency.

6.5.2	The amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available Facility and which is:

(a)	if the currency selected is the Base Currency, a minimum of £5,000,000 or, if less, the Available Facility; or

(b)	if the currency selected is an Optional Currency, the minimum amount (and if required, integral multiple) specified by the Facility Agent or, if less, the Available Facility.

6.6	Issue of Letters of Credit

6.6.1	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

6.6.2	The Issuing Bank will only be obliged to comply with sub-clause 6.6.1 above if on the date of the Request or Renewal Request and on the proposed Utilisation Date:

(a)
in the case of a Letter of Credit renewed in accordance with Clause 6.7 (Renewal of a Letter of Credit), no Event of Default is outstanding or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is outstanding or would result from the proposed Utilisation;

(b)	the Repeating Representations to be made by the Company are correct in all material respects.

6.6.3
The amount of each Lender's participation in each Letter of Credit will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to the issue of the Letter of Credit.

6.6.4
The Facility Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by 5.00 p.m. on the date which is three Business Days before the proposed Utilisation Date (or, in respect of a Letter of Credit to be renewed, 5.00 pm five business days before the renewal date).

6.7	Renewal of a Letter of Credit

6.7.1	The Company may request any Letter of Credit issued on its behalf be renewed by delivery to the Facility Agent of a Request by 3.00pm five Business Days before the renewal date.

6.7.2
The Finance Parties shall treat any such Renewal Request in the same way as an initial Request for a Letter of Credit except that the conditions set out in sub-clauses 6.4.5 and 6.4.8 of Clause 6.4 (Completion of a Request for Letters of Credit) shall not apply.

6.7.3	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(a)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(b)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

6.7.4	If the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.

6.8	Reduction of a Letter of Credit

6.8.1	If, on the proposed Utilisation Date of a Letter of Credit, any of the Lenders is a Non-Acceptable L/C Lender and:

(a)	that Lender has failed to provide cash collateral to the Issuing Bank in accordance with Clause 7.6 (Cash collateral by Non-Acceptable L/C Lender); and

(b)	either:

(i)	the Issuing Bank has not required the Company to provide cash cover pursuant to Clause 7.7 (Cash cover by the Company); or

(ii)	the Company has failed to provide cash cover to the Issuing Bank in accordance with Clause 7.7 (Cash cover by the Company),

the Issuing Bank may reduce the amount of that Letter of Credit by an amount equal to the amount that is or may be payable by that Non-Acceptable L/C Lender in respect of that Letter of Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the Issuing Bank) in respect of that Letter of Credit for the purposes of the Finance Documents.

6.8.2	The Issuing Bank shall notify the Facility Agent of each reduction made pursuant to this Clause 6.8.

6.8.3	This Clause 6.8 shall not affect the participation of each other Lender in that Letter of Credit.

6.9	Revaluation of Letters of Credit

6.9.1
If any Letter of Credit is denominated in an Optional Currency, the Facility Agent shall at six monthly intervals after the date of the Letter of Credit, recalculate the Base Currency Amount of that Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Agent's Spot Rate of Exchange on the date of calculation.

6.9.2
The Company shall, if requested by the Facility Agent within five Business Days of any calculation under sub-clause 6.9.1 above, ensure that within three Business Days sufficient Utilisations are prepaid to prevent the Base Currency Amount of the Utilisations exceeding the Total Commitments following any adjustment to a Base Currency Amount under paragraph (a) above.

7.	LETTERS OF CREDIT

7.1	Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit becomes immediately payable under this Agreement, the Company shall repay or prepay that amount immediately.

7.2	Assignments and transfers

7.2.1	Notwithstanding any other provision of this Agreement, the consent of the Issuing Bank is required for any assignment or transfer of any Lender's rights and/or obligations under Facility A.

7.2.2
If sub-clause 7.2.1 and the conditions and procedure for transfer specified in Clause 29 (Changes to the Parties) are satisfied, then on the Transfer Date (as such term is defined in Clause 29.3 (Procedure for transfer by way of novations)) the Issuing Bank and the New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Issuing Bank and the Existing Lender shall each be released from further obligations to each other under this Agreement.

7.3	Fee payable in respect of Letters of Credit

7.3.1
The Company shall pay to the Issuing Bank a fronting fee in respect of each Letter of Credit requested by it in the amount and at the times agreed in the letter dated on or prior to the date of this Agreement between the Issuing Bank and the Company.  A reference in this Agreement to a Fee Letter shall include the letter referred to in this sub-clause.

7.3.2
The Company shall pay to the Facility Agent (for the account of each Lender) a letter of credit fee in the Base Currency computed at the same rate as the Margin on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date.  This fee shall be distributed according to each Lender's L/C Proportion of that Letter of Credit.

7.3.3
The accrued letter of credit fee on a Letter of Credit shall be payable on the last day of each successive period of three months starting on the date of issue of that Letter of Credit and on the Final Maturity Date.  Accrued letter of credit fee is also payable on the cancelled amount of any Lender's Commitment at the time a cancellation in full is effective.

7.3.4	If the Company cash covers any part of a Letter of Credit then:

(a)	the fronting fee payable to the Issuing Bank and the letter of credit fee payable for the account of each Lender shall continue to be payable until the expiry of the Letter of Credit;

(b)	the Company will be entitled to withdraw the interest accrued on the cash cover to pay those fees.

7.4	Claims under a Letter of Credit

7.4.1
The Company irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it and which appears on its face to be in order (a "claim").

7.4.2	The Company shall immediately on demand pay to the Facility Agent for the Issuing Bank an amount equal to the amount of any claim under that Letter of Credit.

7.4.3	The Company acknowledges that the Issuing Bank:

(a)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(b)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

7.4.4	The obligations of the Company under this Clause will not be affected by:

(a)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(b)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.5	Indemnities

7.5.1
The Company shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank's gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by the Company.

7.5.2
Each Lender shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank's gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by the Company pursuant to a Finance Document).

7.5.3	The Company shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.5 (Indemnities) in respect of that Letter of Credit.

7.5.4
The obligations of each Lender under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

7.5.5
The obligations of any Lender under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause  (without limitation and whether or not known to it or any other person) including:

(a)	any time, waiver or consent granted to, or composition with, the Company, any beneficiary under a Letter of Credit or other person;

(b)	the release of any other person under the terms of any composition or arrangement;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Company, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Company, any beneficiary under a Letter of Credit or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(g)	any insolvency or similar proceedings.

7.6	Cash collateral by Non-Acceptable L/C Lender

7.6.1
If, at any time, a Lender is a Non-Acceptable L/C Lender, the Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling 5 Business Days after the request by the Issuing Bank, an amount equal to that Lender's L/C Proportion of the outstanding amount of a Letter of Credit and in the currency of that Letter of Credit to an interest-bearing account held in the name of that Lender with the Issuing Bank.

7.6.2
The Non-Acceptable L/C Lender to whom a request has been made in accordance with sub-clause 7.6.1 above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Issuing Bank, as collateral for any amounts due and payable under the Finance Documents by that Lender to the Issuing Bank in respect of that Letter of Credit.

7.6.3
Until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay to the Issuing Bank amounts due and payable to the Issuing Bank by the Non-Acceptable L/C Lender under the Finance Documents in respect of that Letter of Credit.

7.6.4	Each Lender shall notify the Facility Agent and the Company:

(a)
on the date of this Agreement or on any later date on which it becomes such a Lender in accordance with Clause 2.2 (Increase) or Clause 29 (Changes to the Parties) whether it is a Non-Acceptable L/C Lender; and

(b)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender,

and an indication in Schedule 1 (Original Parties), in a Transfer Certificate or in an Increase Confirmation to that effect will constitute a notice (in the case of Schedule 1 (Original Parties)) to the Facility Agent and the Company under paragraph (a) above on the date of this Agreement and (in the case of a Transfer Certificate or an Increase Confirmation) to the Facility Agent on delivery to the Facility Agent in accordance with Clause 29.3 (Procedure for transfer by way of novations) or Clause 2.2 (Increase) respectively and to the Company on delivery in accordance with Clause 29.7 (Copy of Transfer Certificate or Increase Confirmation to Company).

7.6.5
Any notice received by the Facility Agent pursuant to sub-clause 7.6.4 above shall constitute notice to the Issuing Bank of that Lender's status and the Facility Agent shall, upon receiving each such notice, promptly notify the Issuing Bank of that Lender's status as specified in that notice.

7.6.6	If a Lender who has provided cash collateral in accordance with this Clause 7.6:

(a)	ceases to be a Non-Acceptable L/C Lender; and

(b)	no amount is due and payable by that Lender in respect of a Letter of Credit,

that Lender may, at any time it is not a Non-Acceptable L/C Lender, by notice to the Issuing Bank request that an amount equal to the amount of the cash provided by it as collateral in respect of that Letter of Credit (together with any accrued interest) standing to the credit of the relevant account held with the Issuing Bank be returned to it and the Issuing Bank shall pay that amount to the Lender within five Business Days after the request from the Lender (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

7.7	Cash cover by the Company

7.7.1
If a Lender which is a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.6 (Cash collateral by Non-Acceptable L/C Lender) and the Issuing Bank notifies the Company (with a copy to the Facility Agent) that it requires the Company to provide cash cover to an account with the Issuing Bank in an amount equal to that Lender's L/C Proportion of the outstanding amount of that Letter of Credit and in the currency of that Letter of Credit then the Company shall do so within five Business Days after the notice is given.

7.7.2	Notwithstanding paragraph (g) of sub-clause 6.1.2 of Clause 6.1 (General), the Issuing Bank may agree to the withdrawal of amounts up to the level of that cash cover from the account if:

(a)	it is satisfied that the relevant Lender is no longer a Non-Acceptable L/C Lender; or

(b)	the relevant Lender's obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(c)	an Increase Lender has agreed to undertake the obligations in respect of the relevant Lender's L/C Proportion of the Letter of Credit.

7.7.3
To the extent that the Company has complied with its obligations to provide cash cover in accordance with this Clause 7.7, the relevant Lender's L/C Proportion in respect of that Letter of Credit will remain (but that Lender's obligations in relation to that Letter of Credit may be satisfied in accordance with paragraph (g)(ii) of sub-clause 6.1.2 of Clause 6.1 (General) by making withdrawals from the account).  However, the Company's obligation to pay any letter of credit fee in relation to the relevant letter of credit to the Facility Agent (for the account of that Lender) in accordance with paragraph (b) of Clause 7.3 (Fee payable in respect of Letters of Credit) will be reduced proportionately as from the date on which it complies with that obligation to provide cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

7.7.4	The Issuing Bank shall promptly notify the Facility Agent of the extent to which the Company provides cash cover pursuant to this Clause 7.7 and of any change in the amount of cash cover so provided.

7.8	Rights of contribution

The Company shall not be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

7.9	Role of the Issuing Bank

7.9.1	Nothing in this Agreement constitutes the Issuing Bank as a trustee or fiduciary of any other person.

7.9.2	The Issuing Bank shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

7.9.3	The Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

7.9.4	The Issuing Bank may rely on:

(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

7.9.5	The Issuing Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

7.9.6	The Issuing Bank may act in relation to the Finance Documents through its personnel and agents.

7.9.7	The Issuing Bank is not responsible for:

(a)
the adequacy, accuracy and/or completeness of any information (whether oral or written) provided by the Facility Agent, any Party (including itself), or any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

7.10	Exclusion of liability

7.10.1
Without limiting sub-clause 7.10.2 below, the Issuing Bank will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

7.10.2
No Party (other than the Issuing Bank) may take any proceedings against any officer, employee or agent of the Issuing Bank in respect of any claim it might have against the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Issuing Bank may rely on this Clause subject to sub-clause 1.2.4 of Clause 1.2 (Construction) and the provision of the Contracts (Rights of Third Parties) Act 1999.

7.11	Credit appraisal by the Lenders

Without affecting the responsibility of the Company for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including, but not limited to, those listed in sub-clause 29.4.2 of Clause 29.4 (Limitation of responsibility of Existing Lender).

7.12	Address for notices

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of the Issuing Bank for any communication or document to be made or delivered under or in connection with the Finance Documents is that notified in writing to the Facility Agent prior to the date of this Agreement or any substitute address, fax number or department or officer as the Issuing Bank may notify to the Facility Agent by not less than five Business Days' notice.

7.13	Amendments and Waivers

Notwithstanding any other provision of this Agreement, an amendment or waiver which relates to the rights or obligations of the Issuing Bank may not be effected without the consent of the Issuing Bank.

8.	OPTIONAL CURRENCIES

8.1	Selection

8.1.1	The Company must select the currency of a Utilisation in its Request. The Company may select Sterling or an Optional Currency for a Utilisation.

8.1.2	Unless the Facility Agent otherwise agrees, the Utilisations may not be denominated at any one time in more than three currencies.

8.2	Selection of Optional Currencies

8.2.1	A Utilisation may be denominated in an Optional Currency in relation to a Utilisation if:

(a)	that Optional Currency is readily available in the amount required and freely convertible into Sterling in the relevant interbank market on the Rate Fixing Day and the first day of that Term; and

(b)
that Optional Currency is a Pre-approved Currency or has been previously approved by the Facility Agent (acting on the instruction of all the Lenders) on or prior to receipt by the Facility Agent of the relevant Request for that Utilisation.

8.2.2
If the Facility Agent has received a request from the Company for a currency to be approved as an Optional Currency (other than a Pre-approved Currency), the Facility Agent must, within five Business Days, confirm to the Company:

(a)	whether or not the Lenders have given their approval; and

(b)	if approval has been given, the minimum amount (and, if required, integral multiples) for any Utilisation in that currency.

8.3	Revocation of currency

8.3.1	Notwithstanding any other term of this Agreement, if before 12 noon on any Rate Fixing Day the Facility Agent receives notice from a Lender that:

(a)	the Optional Currency requested is not readily available to it in the relevant interbank market in the amount and for the period required; or

(b)	participating in a Utilisation in the proposed Optional Currency might contravene any law or regulation applicable to it,

the Facility Agent must give notice to the Company to that effect promptly and in any event before 5.00 p.m. on that day.

8.3.2	In this event:

(a)	that Lender must participate in the Utilisation in Sterling; and

(b)	the share of that Lender in the Utilisation and any other similarly affected Lender(s) will be treated as a separate Utilisation denominated in Sterling during that Term.

8.3.3
Any part of a Utilisation treated as a separate Utilisation under this sub-clause will not be taken into account for the purposes of any limit on the number of Utilisations or currencies outstanding at any one time.

8.3.4	A Loan will still be treated as a Rollover Loan if it is not denominated in the same currency as the maturing Utilisation by reason only of the operation of this sub-clause.

8.4	Optional Currency equivalents

Except as expressly provided in this Agreement, the equivalent in Sterling of a Utilisation or part of a Utilisation in an Optional Currency for the purposes of calculating:

8.4.1	whether any limit under this Agreement has been exceeded;

8.4.2	the amount of a Utilisation;

8.4.3	the share of a Lender in a Utilisation;

8.4.4	the amount of any repayment of a Utilisation; or

8.4.5	the undrawn amount of a Lender's Commitment,

is its Base Currency Amount.

8.5	Notification

The Facility Agent must notify the Lenders and the Company of the relevant Base Currency Amount (and the applicable Agent's Spot Rate of Exchange) by 3:00pm one Business Day before the Rate Fixing Date.

9.	REPAYMENT

9.1	Repayment of Loans

9.1.1	The Company must repay each Loan in full on its Maturity Date. No Loan may be outstanding after the applicable Final Maturity Date.

9.1.2	Subject to the other terms of this Agreement, any amounts repaid under sub-clause 9.1.1 above may be re-borrowed.

9.2	Cashless Rollover

9.2.1	Without prejudice to the Company's obligation under Clause 9.1 above, if one or more Loans are to be made available to the Company:

(a)	under the same Facility as the maturing Loan;

(b)	on the same day that a maturing Loan is due to be repaid by the Company;

(c)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 8.3 (Revocation of currency); and

(d)	in whole or in part for the purpose of refinancing the maturing Loan,

the aggregate amount of the new Loans shall be treated as if applied in or towards repayment of the maturing Loan so that:

(i)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(A)	the Company will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(B)
each Lender's participation (if any) in the new Loans shall be treated as having been made available and applied by the Company in or towards repayment of that Lender's participation (if any) in the maturing Loan and that Lender will not be required to make its participation in the new Loans available in cash; and

(ii)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(A)	the Company will not be required to make any payment in cash; and

(B)
each Lender will be required to make its participation in the new Loans available in cash only to the extent that its participation (if any) in the new Loans exceeds that Lender's participation (if any) in the maturing Loan and the remainder of that Lender's participation in the new Loans shall be treated as having been made available and applied by the Company in or towards repayment of that Lender's participation in the maturing Loan.

10.	PREPAYMENT AND CANCELLATION

10.1	Mandatory prepayment - illegality

10.1.1
A Lender must notify the Company promptly if it becomes aware that it is unlawful in any jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Utilisation.

10.1.2	After notification under clause 10.1.1 above:

(a)	the Company must repay or prepay the share of that Lender in each Utilisation made to it on the date specified in clause 10.1.3 below; and

(b)	the Commitments of that Lender will be immediately cancelled.

10.1.3	The date for repayment or prepayment of a Lender's share in a Utilisation will be:

(a)	the Business Day following receipt by the Company of notice from the Lender under sub-clause 10.1.1 above; or

(b)	if later, the latest date allowed by the relevant law.

10.1.4
If it becomes unlawful for the Issuing Bank to issue any Letter of Credit, the Issuing Bank shall promptly notify the Facility Agent upon becoming aware of that event, and upon the Facility Agent notifying the Company, Facility A shall cease to be available for the issue of Letters of Credit.

10.2	Mandatory prepayment - change of control

If, except in the context of a group reorganisation where the Company continues to be controlled directly or indirectly by PPL Corporation (a company incorporated in Pennsylvania, U.S.A. whose head office is in Two North Ninth Street, Allentown, PA18101, Pennsylvania, U.S.A., registered number 2570936), the Company becomes aware of any person (whether alone or together with any associated person or persons) gaining control of the Company (for these purposes "associated person" means, in relation to any person, a person who is (i) "acting in concert" (as defined in the City Code on Takeovers and Mergers) with that person or (ii) a "connected person" (as defined in section 839 of the Taxes Act) of that person and "control" means the relevant person satisfies any of the criteria set out in paragraphs (1)(a) to (c) of Section 1159 of the Companies Act 2006):

10.2.1	within 5 days of such date, the Company shall give notice of such change of control to the Facility Agent;

10.2.2
the Lenders and the Company shall immediately enter into negotiations for a period of not more than 45 days from the date of the change of control with a view to agreeing whether the Facilities shall continue to be made available and on what terms;

10.2.3	if no such agreement is reached within the said period of 45 days then:

(a)	any Lender may on 10 days' notice to the Facility Agent and to the Company require the repayment of its share in each Utilisation and cancel its Commitment; and

(b)	the Majority Lenders may on 10 days' notice to the Company require repayment in full of all outstanding Utilisations and cancel the Total Commitments; and

10.2.4
a Lender shall not be obliged to fund any further utilisations of the Facilities (except for a Rollover Loan) during the negotiation period set out in sub-clause 10.2.2, and if no agreement is reached within such negotiation period, during the 10 day notice period set out in sub-clause 10.2.3.

10.3	Voluntary prepayment

10.3.1	The Company may, by giving not less than five Business Days' prior written notice to the Facility Agent, prepay any Utilisation at any time in whole or in part.

10.3.2	A prepayment of part of a Utilisation drawn in US Dollars must be in a minimum amount of $5,000,000 and an integral multiple of U.S. $1,000,000.

10.3.3	A prepayment of part of a Utilisation drawn in Sterling must be in a minimum amount of £5,000,000 and an integral multiple of £1,000,000.

10.3.4	A prepayment of part of a Utilisation drawn in euros must be in a minimum amount of €5,000,000 and an integral multiple of €1,000,000.

10.4	Automatic cancellation

The Commitments of each Lender will be automatically cancelled at the close of business on the last day of the relevant Availability Period.

10.5	Voluntary cancellation

10.5.1	The Company may, by giving not less than three Business Days' prior written notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part.

10.5.2	Partial cancellation of the Total Commitments must be in a minimum amount of £5,000,000 and an integral multiple of £1,000,000.

10.5.3
Any cancellation in part will be applied between Facility A and Facility B pro rata and any cancellation in part of a Facility shall be applied against the Commitment of each Lender under that Facility pro rata.

10.6	Involuntary prepayment and cancellation

10.6.1
If the Company is, or will be, required to pay to a Lender a Tax Payment or an Increased Cost, the Company may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

10.6.2	After notification under sub-clause 10.6.1 above:

(a)	the Company must repay or prepay that Lender's share in each Utilisation made to it on the date specified in sub-clause 10.6.3 below; and

(b)	the Commitments of that Lender will be immediately cancelled.

10.6.3
The date for repayment or prepayment of a Lender's share in a Utilisation will be the last day of the current Term for that Utilisation or, if earlier, the date specified by the Company in its notification.

10.6.4

(i)
If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent 5 Business Days' notice of cancellation of the Available Commitment of that Lender.

(ii)	On the notice referred to in paragraph (i) above becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(iii)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (i) above, notify all the Lenders.

10.7	Re-borrowing of Utilisations

Any voluntary prepayment of a Utilisation may be re-borrowed on the terms of this Agreement.  Any mandatory or involuntary prepayment of a Utilisation may not be re-borrowed.

10.8	Miscellaneous provisions

10.8.1
Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Utilisations and Commitments.  The Facility Agent must notify the Lenders promptly of receipt of any such notice.

10.8.2	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

10.8.3	The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

10.8.4	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

10.8.5	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

10.8.6
Each prepayment under this Agreement shall be applied against the Facility A Utilisations and the Facility B Utilisations pro rata, provided that no prepayment of a Letter of Credit shall be required unless the Facility B Utilisations have been repaid in full and all Facility B Commitments have been cancelled.

11.	INTEREST

11.1	Calculation of interest

The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

11.1.1	Margin;

11.1.2	LIBOR or, in relation to any Loan in euro, EURIBOR; and

11.1.3	Mandatory Cost.

11.2	Payment of interest

Except where it is provided to the contrary in this Agreement, the Company must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

11.3	Interest on overdue amounts

11.3.1
If the Company fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

11.3.2
Interest on an overdue amount is payable at a rate determined by the Facility Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount.  For this purpose, the Facility Agent may (acting reasonably):

(a)	select successive Terms of any duration of up to three months; and

(b)	determine the appropriate Rate Fixing Day for that Term.

11.3.3	Notwithstanding sub-clause 11.3.2 above, if the overdue amount is a principal amount of a Loan and becomes due and payable prior to the last day of its current Term, then:

(a)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(b)	the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with sub-clause 11.3.2 above.

11.3.4	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

11.4	Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

12.	TERMS

12.1	Selection

12.1.1	Each Loan has one Term only.

12.1.2	The Company must select the Term for a Loan in the relevant Request.

12.1.3
Subject to the following provisions of this Clause, each Term for a Loan will be one, two, three or six months or for a period of one to thirty days duration as selected by the Company or any other period agreed by the Company and the Lenders.

12.1.4	The Company shall not use its right under paragraph 12.1.3 above to select for a Loan a Term of less than one month's duration more than six times in any calendar year.

12.1.5	A Term for a Loan shall start on the Utilisation Date for that Loan.

12.2	No overrunning the Final Maturity Date

If a Term would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

12.3	Other adjustments

12.3.1	The Facility Agent and the Company may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of Loans.

12.3.2
Subject to Clause 12.3.3 below, if two or more Terms in respect of Loans under the same Facility end on the same date, those Loans will, unless the Company specifies to the contrary in the Request for the next Term, be consolidated into, and treated as, a single Loan on the last day of the Term.

12.3.3
Subject to Clause 4.3 (Maximum Number), Clause 5.2 (Completion of Requests) and Clause 6.4 (Completion of a Request for a Letter of Credit) if the Company requests in a Request that a Loan be divided into two or more Loans, that Loan will, on the last day of its Term, be so divided with Base Currency Amounts specified in that Request, having an aggregate Base Currency Amount equal to the Base Currency Amount of the Loan immediately before its division.

12.4	Notification

The Facility Agent must notify the Company and the Lenders of the duration of each Term promptly after ascertaining its duration.

13.	MARKET DISRUPTION

13.1	Failure of a Reference Bank to supply a rate

If LIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon on a Rate Fixing Day, the applicable LIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

13.2	Market disruption

13.2.1	In this Clause, each of the following events is a market disruption event:

(a)	LIBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 noon on the Rate Fixing Day; or

(b)
the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 50 per cent. of that Loan that such Lenders are unable to obtain matching deposits in the relevant interbank market or the rate at which they can do so is in excess of LIBOR for the relevant Term.

13.2.2	The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

13.2.3	After notification under sub-clause 13.2.2 above, the rate of interest on each Lender's share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(a)	Margin;

(b)
rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

(c)	Mandatory Cost.

13.3	Alternative basis of interest or funding

13.3.1
If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan and any future Loan.

13.3.2	Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

14.	TAX GROSS-UP AND INDEMNITIES

14.1	Definitions

14.1.1	In this Agreement:

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender" means:

(a)	a Lender (other than a Lender within paragraph (b) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)	a Lender:

(A)	which is a bank (as defined for the purpose of section 879 of ITA) making an advance under a Finance Document; or

(B)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of ITA) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)	a Lender which is:

(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

(B)	a partnership each member of which is:

(a)	a company so resident in the United Kingdom; or

(b)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(C)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii)	a Treaty Lender; or

(b)	a Lender which is a building society (as defined for the purpose of section 880 of ITA) making an advance under a Finance Document.

"Tax Confirmation" means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(A)           a company so resident in the United Kingdom; or

(B)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

"Treaty Lender" means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and

(iii)
meets all other conditions which must be met under the Treaty for residents of such Treaty State to obtain full exemption from tax on interest imposed by the United Kingdom, except that for this purpose it shall be assumed that the following are satisfied:

(A)
any condition which relates (expressly or by implication) to the amounts or terms of any Loan or the Finance Documents or any condition which relates (expressly or by implication) to there not being a special relationship between the Company and the Finance Party or between them both and another person; and

(B)	any necessary procedural formality.

"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

"UK Non-Bank Lender" means where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment Agreement or Transfer Certificate which it executes on becoming a Party.

14.1.2	Unless a contrary indication appears, in this Clause 14 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

14.2.1	The Company shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

14.2.2
The Company shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction)  notify the Facility Agent accordingly.  Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender.  If the Facility Agent receives such notification from a Lender it shall notify the Company.

14.2.3
If a Tax Deduction is required by law to be made by the Company, the amount of the payment due from the Company shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

14.2.4	A payment shall not be increased under sub-clause 14.2.3 above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(a)
the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or

(b)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of Qualifying Lender; and

(i)
an officer of HM Revenue & Customs has given (and not revoked) a direction (a "Direction") under section 931 of the ITA which relates to the payment and that Lender has received from the Company a certified copy of that Direction; and

(ii)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(c)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of Qualifying Lender; and

(i)	the relevant Lender has not given a Tax Confirmation to the Company; and

(ii)
the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company on the basis that the Tax Confirmation would have enabled the Borrower to have formed a reasonable belief that the payment was an "excepted payment" for the purpose of section 930 of the ITA; or

(d)
the relevant Lender is a Treaty Lender and the Company making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under sub-clause 14.2.7 below.

14.2.5
If the Company is required to make a Tax Deduction, the Company shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

14.2.6
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Company making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment a statement under Section 975 of the ITA, or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.2.7

(a)
Subject to paragraph (b) below, a Treaty Lender and the Company which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Company to obtain authorisation to make that payment without a Tax Deduction.

(b)	Nothing in paragraph (a) above shall require a Treaty Lender to:

(i)	register under the HMRC DT Treaty Passport scheme;

(ii)	apply the HMRC DT Treaty Passport scheme to any Loan if it has so registered; or

(iii)
file Treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with paragraph 14.2.10 below or paragraph 14.2.1 of Clause 14.6 (HMRC DT Treaty Passport scheme confirmation) and the Company making that payment has not complied with its obligations under paragraph 14.2.11 below or paragraph 14.2.2 of Clause 14.6 (HMRC DT Treaty Passport scheme confirmation).

14.2.8	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Company by entering into this Agreement.

14.2.9	A UK Non-Bank Lender shall promptly notify the Company and the Facility Agent if there is any change in the position from that set out in the Tax Confirmation.

14.2.10
A Treaty Lender which becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Facility Agent and without liability to the Company) by including its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 1 (Original Parties).

14.2.11
Where a Lender includes the indication described in paragraph 14.2.10 above in Schedule 1 (Original Parties), the Company shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the date of this Agreement and shall promptly provide the Lender with a copy of that filing provided that the Company shall not be liable in respect of any non-compliance with its obligations under this Clause 14.2.11 where such non-compliance is due to circumstances beyond the control of the Company (including, without limitation, any delay, failure or omission on the part of the relevant Lender or the Facility Agent to comply with any obligation owed to the Company, or to any inaccuracy in any information provided by the relevant Lender or the Facility Agent in connection with the DT Treaty Passport scheme).

14.2.12
Any Lender which has confirmed that it is entitled to use its DT Treaty Passport in accordance with Clause 14.2.10 or Clause 14.6.1 will reasonably promptly notify the Facility Agent and the Company if at any time it ceases to holds a passport under the HMRC DT Treaty Passport scheme or if it ceases to be able to use such passport as a Lender.

14.2.13
If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with paragraph (j) above or paragraph (a) of Clause 14.6 (HMRC DT Treaty Passport scheme confirmation), the Company shall not file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender's Commitment or its participation in any Loan.

14.3	Tax indemnity

14.3.1
Except as provided below, the Company must indemnify a Finance Party against any loss or liability which that Finance Party (in its absolute discretion) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

14.3.2	Sub-clause 14.3.1 above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(a)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(b)	that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

14.3.3	Sub-clause 14.3.1 above does not apply to any Tax assessed on a Finance Party to the extent the loss or liability:

(a)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or

(b)	would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 14.2 (Tax gross-up) applied.

14.3.4	A Finance Party making, or intending to make, a claim under sub-clause 14.3.1 above must promptly notify the Company of the event which will give, or has given, rise to the claim.

14.4	Tax Credit

If the Company makes a Tax Payment and the relevant Finance Party has obtained and used any Tax Credit that is attributable to that Tax Payment, then, if in its discretion (acting reasonably) it can do so without any further adverse consequences for it, that Finance Party must pay an amount to the Company which that Finance Party determines (in its discretion, acting reasonably) will leave it (after that payment) in the same after-tax position as it would have been in if the Tax Payment had not been required to be made by the Company.  The relevant Finance Party shall take those steps it considers in its opinion reasonable to seek and claim any tax credit.

14.5	Lender Status Confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate or Assignment Agreement which it executes on becoming a Party, and for the benefit of the Facility Agent and without liability to any Obligor, which of the following categories it falls in:

14.5.1	not a Qualifying Lender;

14.5.2	a Qualifying Lender (other than a Treaty Lender); or

14.5.3	a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Clause 14.5 then such New Lender shall be treated for the purposes of this Agreement as if it is not a Qualifying Lender until such time as it notifies the Facility Agent which category applies (and the Facility Agent, upon receipt of such notification, shall inform the Company).  For the avoidance of doubt, a Transfer Certificate or Assignment Agreement shall not be invalidated by any failure of a Lender to comply with this Clause 14.5.

14.6	HMRC DT Treaty Passport scheme confirmation

14.6.1
A New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Facility Agent and without liability to the Company) in the Transfer Certificate which it executes by including its scheme reference number and its jurisdiction of tax residence in that Transfer Certificate.

14.6.2
Where a New Lender includes the indication described in paragraph 14.6.1 above in the relevant Transfer Certificate the Company shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the relevant Transfer Date and shall promptly provide the Lender with a copy of that filing.

14.7	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, except for any such Tax payable in respect of a Transfer Certificate or other transfer or disposal of a Lender's rights or obligations under a Finance Document.

14.8	VAT

14.8.1
All amounts set out, or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to sub-clause 14.8.2 below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

14.8.2
If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Subject Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.  The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

14.8.3
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

14.8.4
Any reference in this Clause 14.8 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994).

15.	INCREASED COSTS

15.1	Increased Costs

Except as provided below in this Clause, the Company must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

15.1.1	the introduction of, or any change in, or any change in the interpretation or application of, any law or regulation;

15.1.2	compliance with any law or regulation made after the date of this Agreement; or

15.1.3	the implementation or application of, or compliance with, Basel III or any law or regulation that implements or applies Basel III.

15.2	Exceptions

The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

15.2.1	compensated for under another Clause or would have been but for an exception to that Clause;

15.2.2	a Tax on the overall net income of a Finance Party or any of its Affiliates;

15.2.3	attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation; or

15.2.4
other than in respect of Increased Costs incurred as a result of the implementation or application of, or compliance with, Basel III or any law or regulation that implements or applies Basel III, incurred in any period or periods ending prior to the date falling 90 days before the date any demand in relation to that Increased Cost is made (save where the relevant Finance Party (after due enquiry) was unaware of the existence of such Increased Cost or where such Increased Cost is caused by reason of a change in (or in the interpretation, administration or application of) law with retrospective effect).

15.3	Claims

A Finance Party intending to make a claim for an Increased Cost must notify the Company promptly of the circumstances giving rise to, and the amount of, the claim.

16.	MITIGATION

16.1	Mitigation

16.1.1
Each Finance Party must, in consultation with the Company (other than upon the occurrence of an event referred to at paragraph (d) below where no such consultation is required), take all reasonable steps to mitigate any circumstances which arise and which result or would result in the Facilities ceasing to be available or:

(a)	any Tax Payment or Increased Cost being payable to that Finance Party;

(b)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality;

(c)	that Finance Party incurring any cost of complying with the minimum reserve requirements of the European Central Bank; or

(d)	the occurrence of any market disruption event,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

16.1.2	A Finance Party is not obliged to take any step under this Clause 16 if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.1.3	Each Finance Party must promptly notify the Company of any circumstances as described in paragraphs (a) to (d) of sub-clause 16.1.1 of this Clause 16.1.

16.1.4	The Company must indemnify each Finance Party for all costs and expenses reasonably incurred by it as a result of any step taken under this Clause 16.1.

16.1.5	This Clause does not in any way limit the obligations of the Company under the Finance Documents.

16.2	Substitution

Notwithstanding Clause 16.1 (Mitigation), if any circumstances arise which result in:

16.2.1	any Tax Payment or Increased Cost being payable to that Finance Party;

16.2.2	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality;

16.2.3	that Finance Party incurring any cost of complying with the minimum reserve requirements of the European Central Bank; or

16.2.4	the occurrence of any market disruption event,

then the Company, at its expense, at any time within 180 days after the occurrence of the relevant event or circumstance, so long as no Default is outstanding, may by notice to such Finance Party require it (and, if applicable, its Affiliate) to novate all (and not part only) its rights and obligations hereunder (including its Commitments and its share of any Utilisations) in accordance with Clause 29 (Changes to the Parties) to a bank or financial institution specified by the Company and acceptable to the Facility Agent which is willing to take such a novation as aforesaid provided that:

16.2.5	such novation shall not conflict with or violate any law applicable to or binding on such Finance Party (or, if applicable, its Affiliate); and

16.2.6	the Company shall have paid to the Finance Party (or, if applicable, its Affiliate) all amounts accrued and owing hereunder.

Notwithstanding the above, the Company shall not be entitled to require a novation under this Clause 16.2 with respect to any Finance Party if:

16.2.7
the relevant Finance Party shall have mitigated the effect of the relevant event or circumstance as provided in sub-clause 16.1.1, and the novation would have no greater or further mitigating effect; or

16.2.8	the relevant event or circumstances are applicable to all Finance Parties.

16.3	Conduct of business by a Finance Party

No term of this Agreement will:

16.3.1	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit or oblige any Finance Party to investigate or claim any Tax Credit; or

16.3.2	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

17.	PAYMENTS

17.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank:

17.1.1	in the principal financial centre of the country of the relevant currency; or

17.1.2	in the case of euro, in the principal financial centre of a Participating Member State or London,

as it may notify to that Party for this purpose by not less than five Business Days' prior notice.

17.2	Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

17.3	Distribution

17.3.1
Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank:

(a)	in the principal financial centre of the country of the relevant currency; or

(b)	in the case of euro, in the principal financial centre of a Participating Member State or London,

as it may notify to the Facility Agent for this purpose by not less than five Business Days' prior notice.

17.3.2
The Facility Agent may apply any amount received by it for the Company in or towards payment (as soon as practicable after receipt) of any amount due from the Company under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

17.3.3
Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it.  However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount.  If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

17.4	Currency

17.4.1	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

17.4.2	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

17.4.3	A repayment or prepayment of any principal amount (or overdue amount) is payable in the currency in which that principal amount (or overdue amount) is denominated on its due date.

17.4.4	Amounts payable in respect of costs and expenses and Taxes are payable in the currency in which they are incurred.

17.4.5	Each other amount payable under the Finance Documents is payable in Sterling.

17.4.6	Any amount expressed to be payable in a currency other than Sterling shall be paid in that other currency.

17.5	No set-off or counterclaim

All payments made by the Company under the Finance Documents must be made without set-off or counterclaim.

17.6	Business Days

17.6.1
If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Facility Agent determines is market practice.

17.6.2
During any extension of the due date for payment of any principal (or overdue amount) under this Agreement interest is payable on that principal (or overdue amount) at the rate payable on the original due date.

17.7	Impaired Agent

17.7.1
If, at any time, the Facility Agent becomes an Impaired Agent, the Company or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 17.1 (Place) may instead either pay that amount direct to the required recipient or pay that amount to an interest bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Company or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents.  In each case such payments must be made on the due date for payment under the Finance Documents.

17.7.2	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

17.7.3
A Party which has made a payment in accordance with this Clause 17.7 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

17.7.4
Promptly upon the appointment of a successor Facility Agent in accordance with Clause 23.14 (Replacement of the Facility Agent), each Party which has made a payment to a trust account in accordance with this Clause 17.7 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution in accordance with Clause 17.3 (Distribution).

17.7.5
For the purposes of this Clause 17.7 only, an Acceptable Bank shall include any bank or financial institution approved by the Facility Agent or, if the Facility Agent is an Impaired Agent, the Majority Lenders.

17.8	Partial payments

17.8.1
If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Company under the Finance Documents, the Administrative Party must apply that payment towards the obligations of the Company under the Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(c)
thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement and any amount due but unpaid under Clauses 7.4 (Claims under a Letter of Credit) and 7.5 (Indemnities); and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

17.8.2	The Facility Agent must, if so directed by all the Lenders, vary the order set out in paragraphs (a) to (d) of sub-clause 17.8.1 of this Clause 17.8.

17.8.3	This Clause will override any appropriation made by the Company.

17.9	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

18.	REPRESENTATIONS

18.1	Representations

The representations set out in this Clause are made by the Company to each Finance Party.

18.2	Status

It is a limited liability company, duly incorporated and validly existing under the Companies Act 2006 in England and Wales.

18.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

18.4	Legal validity

Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation.

18.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict with any borrowing or other power or restriction granted or imposed by:

18.5.1	any law or regulation applicable to it and violation of which has or is likely to have a Material Adverse Effect; or

18.5.2	its constitutional documents.

18.6	No default

18.6.1	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

18.6.2
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

18.7	Authorisations

All authorisations required by it (including any authorisations required under PUHCA or the Act, if any):

18.7.1	in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents; and

18.7.2	to make the Finance Documents admissible in evidence in England and Wales,

have been obtained or effected (as appropriate) and are in full force and effect.

18.8	Financial statements

Its audited consolidated financial statements most recently delivered to the Facility Agent (which, at the date of this Agreement, are the Original Financial Statements):

18.8.1	have been prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation, consistently applied; and

18.8.2	fairly represent its consolidated financial condition as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements..

18.9	No material adverse change

Other than as disclosed in writing to the Arranger prior to the date of this Agreement there has been no material adverse change in its consolidated financial condition since the date to which the Original Financial Statements were drawn up.

18.10	Litigation

No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which, if adversely determined, are reasonably likely to have a Material Adverse Effect.

18.11	Winding Up

No meeting has been convened for its winding-up and, so far as it is aware, no petition, application or the like is outstanding for its winding-up.

18.12	Non-Violation of other Agreements:

Its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement do not and will not violate, to an extent or in a manner which has or is likely to have a Material Adverse Effect on it, any agreement to which it is a party or which is binding on it.

18.13	Governing Law and Enforcement

18.13.1	The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

18.13.2	Any judgement obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.14	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender which is:

18.14.1	a Qualifying Lender:

(a)	falling within paragraph (a)(i) of the definition of Qualifying Lender; or

(b)	except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within paragraph (a)(ii) of the definition of Qualifying Lender; or

(c)	falling within paragraph (b) of the definition of Qualifying Lender or;

18.14.2
a Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

18.15	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents (which for these purposes does not include a Transfer Certificate or other transfer or disposal of a Lender's rights or obligations under a Finance Document) or the transactions contemplated by the Finance Documents.

18.16	No misleading information

18.16.1
Any factual information provided by any member of the Group for the purposes of the Information Package was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

18.16.2	The financial projections contained in the Information Package have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

18.16.3
Nothing has occurred or been omitted from the Information Package and no information has been given or withheld that results in the information contained in the Information Package being untrue or misleading in any material respect.

18.17	Pari Passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.18	Licence

The Licence is in full force and effect and there is no investigation or proceeding current, pending or threatened which could, if adversely determined, result in the termination of the Licence.

18.19	Times for making representations

18.19.1	The representations set out in this Clause are made by the Company on the date of this Agreement.

18.19.2	The representations in Clauses 18.2 to 18.8 (inclusive) and Clauses 18.10 to 18.13 (inclusive) are deemed to be repeated by the Company on the date of each Request and the first day of each Term.

18.19.3	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

19.	INFORMATION COVENANTS

19.1	Financial statements

19.1.1	The Company must supply to the Facility Agent (in sufficient copies for all the Lenders if the Facility Agent so requests):

(a)	its audited consolidated financial statements for each of its financial years; and

(b)	its interim consolidated financial statements for the first half-year of each of its financial years.

19.1.2	All financial statements must be supplied as soon as they are available and:

(a)	in the case of the Company's audited consolidated financial statements, within 180 days; and

(b)	in the case of the Company's interim financial statements, within 90 days,

of the end of the relevant financial period.

19.2	Form of Financial Statement

If any financial statement delivered or to be delivered to the Facility Agent under Clause 19.1 is not to be or, as the case may be, has not been prepared in accordance with Applicable Accounting Principles:

19.2.1
the Company and the Facility Agent (on behalf of and after consultation with all the Lenders) shall, on the request of the Facility Agent or the Company, negotiate in good faith with a view to agreeing such amendments to the above financial ratio and/or the definitions of the terms used in it as are necessary to give the Lenders comparable protection to that contemplated at the date of this Agreement;

19.2.2	if amendments are agreed by the Company and the Majority Lenders within 25 days, those amendments shall take effect in accordance with the terms of that agreement; and

19.2.3	if such amendments are not so agreed within 25 days, the Company shall:

(a)	within 30 days after the end of that 25 day period; and

(b)	with all subsequent financial statements to be delivered to the Facility Agent under Clause 19.1,

deliver to the Facility Agent details of all such adjustments as need to be made to the relevant financial statements to bring them into line with the Companies Act 2006 (as in effect on the date of this Agreement) and Applicable Accounting Principles.

19.3	Compliance Certificate

19.3.1	The Company must supply to the Facility Agent a Compliance Certificate with each set of its financial statements sent to the Facility Agent under this Agreement.

19.3.2	Each Compliance Certificate must be signed by two directors of the Company.

19.4	Information - miscellaneous

The Company must supply to the Facility Agent, in sufficient copies for all the Lenders if the Facility Agent so requests:

19.4.1	copies of all documents despatched by the Company to its shareholders generally (or any class of them) or creditors generally (or any class of them) at the same time as they are despatched;

19.4.2
promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group and which might, if adversely determined, have a Material Adverse Effect;

19.4.3	promptly, details of the loss of the Licence or any communication from OFGEM or other government agency regarding any potential or threatened loss of the Licence;

19.4.4	promptly on receiving them, details of any modification of an Authorisation or other material regulatory notices from OFGEM or other government agency;

19.4.5
a copy of all material information relating to any matter which is reasonably likely to have a Material Adverse Effect which the Company supplies to, or receives from, any applicable regulatory body (including OFGEM) (at the same time as it is supplied to, or promptly following its receipt from, the applicable regulatory body);

19.4.6	written notice of the details of any proposed changes to the Licence as soon as reasonably practicable after becoming aware of the same (other than changes of a formal, minor or technical nature);

19.4.7	within 5 Business Days of receiving them, details of any change to the rating by Moody's or Standard & Poor's of the long-term, unsecured and non credit-enhanced debt obligations of the Company;

19.4.8
the Company shall deliver to the Facility Agent at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the Company), actuarial reports in relation to all pension schemes mentioned in sub-clause 21.15.1. This obligation shall apply to only those pension schemes (or groups of the Electricity Supply Pension Scheme) of which the Company is at that time a participating employer and to those reports which have been provided to the Company;

19.4.9	promptly on request, a list of the then current Material Subsidiaries; and

19.4.10	promptly on request, such further information regarding the financial condition, business and operations of the Group as any Finance Party through the Facility Agent may reasonably request.

19.5	Notification of Default

19.5.1	The Company must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

19.5.2
Promptly on request by the Facility Agent, the Company must supply to the Facility Agent a certificate signed by two of its directors on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

19.6	Use of websites

19.6.1	Except as provided below, the Company may deliver any information under this Agreement to a Lender by posting it on to an electronic website if:

(a)	the Facility Agent and the Lender agree;

(b)	the Company and the Facility Agent designate an electronic website for this purpose;

(c)	the Company notifies the Facility Agent of the address of and password for the website; and

(d)	the information posted is in a format agreed between the Company and the Facility Agent.

The Facility Agent must supply each relevant Lender with the address of and password for the website.

19.6.2	Notwithstanding the above, the Company must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(a)	any Lender not agreeing to receive information via the website; and

(b)	any other Lender within ten Business Days of request by that Lender.

19.6.3	The Company must promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(a)	the website cannot be accessed;

(b)	the website or any information on the website is infected by any electronic virus or similar software;

(c)	the password for the website is changed; or

(d)	any information to be supplied under this Agreement is posted on the website or amended after being posted.

If the circumstances in paragraphs (a) or (b) above occur, the Company must supply any information required under this Agreement in paper form.

19.7	Know your customer requirements

19.7.1	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Company after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.	FINANCIAL COVENANTS

20.1	Definitions

In this Clause:

Cash means, at any time, cash denominated in a currency of the United States of America, the United Kingdom, any member state of the European Union or any Participating Member State in hand or at bank and (in the latter case) credited to an account in the name of a member of the Group with an Acceptable Bank and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:

(a)	that cash is repayable:

(i)	if that cash is deposited with a Lender, within 180 days after the relevant date of calculation; or

(ii)	if that cash is deposited with any other lender or financial institution, within 45 days after the relevant date of calculation;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no Security Interest over that cash other than Security Interests permitted under sub-clause 21.5.3(i) of Clause 21.5 (Negative pledge); and

(d)	the cash is freely and (except as mentioned in paragraph (a) above) immediately available to be applied in repayment or prepayment of the Facilities.

Cash Equivalent Investments means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)
any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Union or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)
which has a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	sterling bills of exchange eligible for rediscount at the Bank of England (or their dematerialised equivalent) and accepted by an Acceptable Bank;

(e)	any investment in money market funds which:

(i)	have a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investor Services Limited;

(ii)	which invest substantially all their assets in securities of the types described in Clauses (a) to (d) above; and

(iii)	can be turned into cash on not more than 30 days' notice; or

(f)	any other debt security approved by the Majority Lenders,

in each case, denominated in a currency of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State and to which any member of the Group is alone (or together with other members of the Group beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security Interest (other than Security Interests permitted under sub-clause 21.5.3(i) of Clause 21.5 (Negative pledge).

Consolidated EBITDA means the consolidated net pre-taxation profits of the Group for a Measurement Period as adjusted by:

(a)	adding back Interest Payable;

(b)	taking no account of any exceptional or extraordinary item;

(c)	excluding any amount attributable to minority interests;

(d)	adding back depreciation and amortisation; and

(e)
taking no account of any revaluation of an asset or any loss or gain over book value arising on the disposal of an asset (otherwise than in the ordinary course of trading) by a member of the Group during that Measurement Period.

Interest Payable means, in relation to any Measurement Period, all interest payable and similar charges of the Group expressed in Sterling and determined on a consolidated basis in accordance with Applicable Accounting Principles.

Measurement Period means each period of twelve months ending on 31 March or 30 September.

Regulatory Asset Base means at any date, the regulatory asset base of the Company for such date as last determined and notified to the Company by OFGEM (interpolated as necessary and adjusted for additions to the regulatory asset base and adjusted as appropriate for out-turn inflation / regulatory depreciation).

Total Net Debt means, at any time, the consolidated Financial Indebtedness of the Group which is required to be accounted for as debt in the consolidated annual financial statements of the Group less the aggregate at such time of all Cash or Cash Equivalent Investments held by any member of the Group excluding intra-Group items, loans from Affiliates and shareholder loans to the extent that such intra-Group items, loans from Affiliates and/or shareholder loans are subject to subordination arrangements satisfactory to the Facility Agent.

20.2	Interpretation

20.2.1
Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

20.2.2	Any amount in a currency other than Sterling is to be taken into account at its Sterling equivalent calculated on the basis of:

(a)
the Agent's Spot Rate of Exchange for the purchase of the relevant currency in the London foreign exchange market with Sterling at or about 11.00 a.m. on the day the relevant amount falls to be calculated; or

(b)
if the amount is to be calculated on the last day of a financial period of the Company, the relevant rates of exchange used by the Company in, or in connection with, its financial statements for that period.

20.2.3	No item must be credited or deducted more than once in any calculation under this Clause.

20.3	Interest cover

The Company must ensure that the ratio of Consolidated EBITDA to Interest Payable is not, on the last day of each Measurement Period, less than 3 to 1.

20.4	Asset Cover

The Company must ensure that on the last day of each Measurement Period, Total Net Debt does not exceed 85% of its Regulatory Asset Base.

20.5	Calculation of Interest Payable

For the purpose of the financial covenant set out in Clause 20.3 (Interest cover), in relation to any Measurement Period ending less than 12 months from the date of this Agreement, Interest Payable shall be calculated ignoring any amounts accrued before the date of this Agreement and in respect of the period after the date of this Agreement shall be increased by a factor of A/B where 'A' is 365 and 'B' is the total number of calendar days between the date of this Agreement and the last day of such Measurement Period.

21.	GENERAL COVENANTS

21.1	General

The Company agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to each member of the Group, the Company must ensure that each of its Subsidiaries performs that covenant.

21.2	Authorisations

The Company must promptly obtain, maintain and comply with the terms of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

21.3	Compliance with laws

Each member of the Group must comply in all respects with all laws to which it is subject where failure to do so is reasonably likely to have a Material Adverse Effect.

21.4	Pari passu ranking

The Company must ensure that its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

21.5	Negative pledge

In this Clause 21.5, "Quasi-Security" means an arrangement or transaction described in sub-clause 21.5.2 below.

21.5.1	Except as provided below, neither the Company nor any Material Subsidiary may create or allow to exist any Security Interest or Quasi-Security on any of its assets.

21.5.2	Except as provided below, neither the Company nor any Material Subsidiary may:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Company or any Material Subsidiary;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

21.5.3	Sub-clause 21.5.1 does not apply to:

(a)
any Security Interest or Quasi-Security created under or in connection with or arising out of the Balancing and Settlement Code or any transactions or arrangements entered into in connection with the management of risks relating thereto;

(b)
in respect of overdue amounts which have not been overdue for more than 30 days and/or are being contested in good faith, liens arising solely by operation of law or by order of a court or tribunal (or by an agreement of similar effect) and/or in the ordinary course of day to day business or operations;

(c)	any Security Interest or Quasi-Security arising out of title retention provisions in a supplier's standard conditions of supply of goods acquired in the ordinary course of business or operations;

(d)
any Security Interest or Quasi-Security created on any asset acquired after the date of this Agreement for the sole purpose of financing or re-financing that acquisition and securing a principal, capital or nominal amount not exceeding the cost of that acquisition, provided that the Security Interest or Quasi-Security is removed or discharged within 6 months of the date of acquisition of such asset;

(e)
any Security Interest or Quasi-Security outstanding on or over any asset acquired after the date of this Agreement and in existence at the date of such acquisition, provided that the Security Interest or Quasi-Security is removed or discharged within 6 months of the date of acquisition of such asset;

(f)
any Security Interest or Quasi-Security created or outstanding on or over any asset of any company which becomes a Material Subsidiary of the Company after the date of this Agreement where such Security Interest or Quasi-Security is created prior to the date on which such company becomes a Material Subsidiary of the Company and is not created or increased in contemplation of such company being acquired and/or becoming a Material Subsidiary of the Company and the Security Interest or Quasi-Security is removed or discharged within 6 months of the date of such company becoming a Material Subsidiary of the Company;

(g)
any Security Interest or Quasi-Security created on any asset to secure any Financial Indebtedness incurred in connection with the financing of any asset or project in respect of which the repayment of that Financial Indebtedness is to be made from the revenues arising out of, or other proceeds of realisation from, that asset or project, with recourse to those revenues and proceeds and other assets used in connection with, or forming the subject matter of, that asset or project but without recourse (or with such limited recourse as the Majority Lenders may from time to time agree) to any other assets of the Group;

(h)	any netting arrangements under any swap or other hedging transaction which is on standard market terms;

(i)	any Security Interest or Quasi-Security created or outstanding with the prior approval of the Majority Lenders; and

(j)
any Security Interest or Quasi-Security created or outstanding on or over assets of the Company or any of its Material Subsidiaries provided that the aggregate outstanding principal or nominal amount secured by all Security Interests and Quasi-Security created or outstanding under this exception on or over such assets shall not at any time exceed £25,000,000 or its equivalent.

21.6	Disposals

21.6.1
Except as provided below, no member of the Group may, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets (other than cash) where the higher of the market value and the net consideration receivable (when aggregated with the higher of the market value and the net consideration receivable from any previous disposal by members of the Group) exceeds £5,000,000 (or its equivalent) in total during the term of this Agreement.

21.6.2	Sub-clause 21.6.1 does not apply to:

(a)
any disposal made in the ordinary course of day to day business or operations of the disposing entity (including, without limitation, disposals of subsidiaries or lines of business, provided that this shall not include a disposal of the core electricity distribution business);

(b)	disposals on normal commercial terms of obsolete assets or assets no longer required for the purpose of the relevant Person's business or operations;

(c)	any realisation of investments acquired, purchased or made by the temporary application of funds not immediately required in the relevant Person's business or operations;

(d)
the exchange of assets for other assets of a similar or superior nature and value, or the sale of assets on normal commercial terms for cash which is payable in full on the completion of the sale and is to be, and is, applied in or towards the purchase of similar assets within 6 months;

(e)
the disposal of assets by one wholly-owned Subsidiary of the Company to another or (if the consideration for the disposal does not exceed a normal commercial consideration) to the Company by one of its Subsidiaries;

(f)
disposals in connection with sale-and-leaseback or sale and repurchase transactions or any other form of "off balance sheet" financing, provided that the aggregate book value (in the books of the disposing party) of all assets the subject of all such disposals made during the period commencing on the date of this Agreement and ending on the date when no amount remains to be lent or remains payable under this Agreement shall not exceed £50,000,000; and

(g)	any disposal which the Majority Lenders shall have agreed shall not be taken into account.

21.7	Environmental matters

21.7.1
The Company will and will ensure that its Material Subsidiaries will comply with all applicable Environmental Law and other regulations, orders or other law applicable to the conduct of the business of the supply or distribution of electricity, in each case, where failure to do so would have a Material Adverse Effect.

21.7.2	The Company will, promptly upon becoming aware of the same, inform the Facility Agent in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim, if determined against that member of the Group, would have a Material Adverse Effect.

21.8	Insurance

Each member of the Group must insure its business and assets with insurance companies to such an extent and against such risks as that member of the Group reasonably considers to be appropriate, having regard to the insurance arrangements of companies engaged in similar business.

21.9	Merger

The Company shall not enter into any amalgamation, demerger, merger or corporate reconstruction.

21.10	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company or the Group from that carried on at the date of this Agreement.

21.11	Acquisitions

21.11.1
Except as provided below, neither the Company nor any Material Subsidiary may acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them).

21.11.2	Provided that no Event of Default is outstanding on the date of the acquisition or would occur as a result of the acquisition, sub-clause 21.11.1 does not apply to:

(a)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group as permitted under sub-clause 21.6.2 above;

(b)
an acquisition where the consideration (including associated costs and expenses) for the acquisition (when aggregated with the consideration (including associated costs and expenses) for any other acquisition permitted under this paragraph) during the term of this Agreement does not exceed 2.5% of the sum of the issued share capital, share premium and consolidated reserves (including retained earnings) of the Company, as shown by its most recent audited consolidated financial statements; and

(c)	any acquisition which the Majority Lenders shall have consented to in writing.

21.12	Prohibition on the Debt Purchase Transactions of the Group

The Company shall not, and shall procure that each other member of the Group shall not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) and (c) of the definition of Debt Purchase Transaction.

21.13	Prohibition on Subsidiary Financial Indebtedness

The Company shall procure that no member of the Group (other than the Company) will incur or allow to remain outstanding any Financial Indebtedness unless the relevant member of the Group is a special purpose vehicle incorporated solely for the purpose of incurring such Financial Indebtedness and which does not undertake any other activities.

21.14	Arm's length transactions

The Company shall not (and the Company shall ensure no member of the Group will) enter into any transaction with any person except on arm's length terms and for full market value where to do so would be in contravention of the Licence, provided that if, at any time, the Licence is not in effect, the Company shall not (and shall ensure no member of the Group will) enter into any transaction with any person except on arm's length terms and for full market value.

21.15	Pensions

21.15.1
The Company shall ensure that no action or omission is taken by any member of the Group in relation to a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including, without limitation, the termination or commencement of winding-up proceedings of any such pension scheme).

21.15.2
Except for in respect of the Electricity Supply Pension Scheme (and in particular the E.On Group, Networks Group and in the case of merger, the WPD Group), the Company shall ensure that no member of the Group is an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or "connected" with or an "associate" of (as those terms are used in sections 38 or 43 of the Pensions Act 2004) such an employer.

21.15.3
The Company shall promptly notify the Facility Agent of any material change in the rate of contributions payable  to any of the pension schemes mentioned in sub-clause 21.15.2 above paid or required (by law or otherwise).

21.15.4
The Company shall immediately notify the Facility Agent of any investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice to any member of the Group.

21.15.5	The Company shall immediately notify the Facility Agent if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.

21.16	Licence

The Company will at all times:

21.16.1	comply with the terms of the Licence in all material respects;

21.16.2	without prejudice to the generality of sub-Clause 21.16.1 above, comply with the ring fencing provisions of the Licence in all respects; and

21.16.3	not take any action or make any omission which is reasonably likely to result in the revocation or termination of the Licence.

21.17	Investment Grade Rating

The Company shall procure that the long-term, unsecured and non credit-enhanced debt obligations of the Company shall be rated Baa2/BBB or above by at least one of Moody's and Standard and Poor's and shall not be rated below Baa2/BBB by either of Moody's or Standard and Poor's.

22.	DEFAULT

22.1	Events of Default

Each of the events set out in this Clause is an Event of Default.

22.2	Non-payment

The Company fails to pay any sum payable under any Finance Document when due unless its failure to pay is caused by:

(a)	administrative or technical error; or

(b)	a Disruption Event,

and payment is made within 5 Business Days of its due date.

22.3	Breach of other obligations

22.3.1	The Company does not perform or comply with its obligations under Clause 20 (Financial Covenants), Clause 21.5 (Negative pledge), Clause 21.6 (Disposals) or Clause 21.11 (Acquisitions).

22.3.2
The Company does not perform or comply with any of its other obligations under any Finance Document in any material respect or any representation or warranty by the Company in this Agreement or in any document delivered under it is or proves to have been incorrect when made or deemed repeated, unless the non-compliance or circumstances giving rise to the misrepresentation, as the case may be, is capable of remedy and is not remedied within 20 Business Days of the earlier of the Facility Agent giving notice requiring the same to be remedied and the Company becoming aware of such non-compliance or misrepresentation, as the case may be.

22.4	Cross-default

22.4.1	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

22.4.2	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

22.4.3	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of that member of the Group as a result of an event of default (however described).

22.4.4
Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

22.4.5
No Event of Default will occur under this Clause 22.4 unless and until the aggregate amount of such Financial Indebtedness falling within sub-clauses 22.4.1 to 22.4.4 above is more than £20,000,000 or its equivalent in any other currency or currencies.

22.5	Insolvency

22.5.1	Any of the following occurs in respect of the Company:

(a)	it is unable to pay its debts generally as they fall due or it is deemed by a court of competent jurisdiction to be insolvent;

(b)	it suspends making payments on all or any class of its debts or publicly announces an intention to do so;

(c)	by reason of actual or anticipated financial difficulties, it begins negotiations with all or any class of its creditors for the general rescheduling of its indebtedness; or

(d)	a moratorium is declared in respect of any of its indebtedness.

22.5.2	If a moratorium occurs in respect of the Company, the ending of the moratorium will not remedy any Event of Default caused by the moratorium.

22.6	Insolvency proceedings

22.6.1	Except as provided below, any of the following occurs in respect of the Company:

(a)	a suspension of payments, a moratorium of any indebtedness or a reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(b)	any person presents a petition for its winding-up, administration or dissolution;

(c)	an order for its winding-up, administration or dissolution is made;

(d)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(e)
its directors or other officers request the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer;

(f)	enforcement of any Security over any of its assets; or

(g)	any other analogous step or procedure is taken in any jurisdiction.

22.6.2	Sub-clause 22.6.1 does not apply to:

(a)	a petition for winding-up presented by a creditor which is being actively contested in good faith and with due diligence and with a reasonable prospect of success; or

(b)	a voluntary solvent winding-up, amalgamation, reconstruction or reorganisation or otherwise part of a solvent scheme of arrangement, in each case which is on terms approved by the Majority Lenders.

22.7	Creditors' process

A distress, attachment, execution or other legal process material in relation to the Company's ability to perform its payment obligations under this Agreement is levied, enforced or sued out on or against the assets of the Company and is not discharged or stayed within 30 days.

22.8	Licence

Either:

22.8.1	notice is given to revoke or terminate the Licence unless such termination is being contested in good faith and such notice is revoked or cancelled within 14 days of notice being given; or

22.8.2	the Licence is revoked,

in either case, other than in circumstances which permit the Company or its Subsidiaries to carry on the distribution business of the Company either without a licence as a result of any change in the Act or regulatory regime or with a new licence, permitting the distribution of electricity in the authorised areas covered by the Licence, issued under the Act or pursuant to the Utilities Act, 2000.

22.9	Balancing and Settlement Code

22.9.1	The Company ceases to be a party to the Balancing and Settlement Code Framework Agreement other than in circumstances where the Company is able to carry its distribution business; or

22.9.2	the Company breaches the Balancing and Settlement Code and such breach has or is reasonably likely to have a Material Adverse Effect.

22.10	Unlawfulness and invalidity

22.10.1	It is or becomes unlawful for the Company to perform any of its obligations under the Finance Documents in any material respect.

22.10.2
Any obligation or obligations of the Company under any Finance Documents  are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

22.11	Cessation of business

The Company suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a disposal permitted by Clause 21.6.

22.12	Repudiation and rescission of agreements

The Company (or any other relevant party other than a Finance Party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document.

22.13	Ownership of other Group companies

The Company ceases to own (directly or indirectly) 100% of the shares in any of its Subsidiaries:

(a)	which is engaged in the core electricity distribution business; or

(b)
in respect of which it has any actual or contingent financial obligations other than as a result of a solvent liquidation or reorganisation so long as any payments or assets distributed as a result of such solvent liquidation or reorganisation are distributed to other members of the Group.

22.14	Material Adverse Effect

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

22.15	Acceleration

If an Event of Default is outstanding, the Facility Agent may, and must if so instructed by the Majority Lenders, by notice to the Company:

22.15.1	cancel the Total Commitments; and/or

22.15.2	declare that all or part of any amounts outstanding under the Finance Documents are:

(a)	immediately due and payable;

(b)	payable on demand by the Facility Agent acting on the instructions of the Majority Lenders; and/or

22.15.3	declare that full cash cover in respect of each Letter of Credit is immediately due and payable whereupon it shall become immediately due and payable.

Any notice given under this subclause will take effect in accordance with its terms.

23.	THE ADMINISTRATIVE PARTIES

23.1	Appointment and duties of the Facility Agent

23.1.1	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under the Finance Documents.

23.1.2	Each Finance Party irrevocably authorises the Facility Agent to:

(a)
perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(b)	execute each Finance Document expressed to be executed by the Facility Agent.

23.1.3	The Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

23.1.4
The Facility Agent shall provide to the Company within three Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Facility Agent to that Lender under the Finance Documents.

23.2	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger does not have any obligations of any kind to any other Party in connection with any Finance Document.

23.3	No fiduciary duties

Except as specifically provided in a Finance Document, nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person.  No Administrative Party need hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

23.4	Individual position of an Administrative Party

23.4.1
If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

23.4.2	Each Administrative Party may:

(a)	carry on any business with the Company or its related entities (including acting as an agent or a trustee for any other financing); and

(b)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with the Company or its related entities.

23.5	Reliance

The Facility Agent may:

23.5.1	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

23.5.2	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

23.5.3	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent); and

23.5.4	act under the Finance Documents through its personnel and agents.

23.6	Majority Lenders' instructions

23.6.1
The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents.  Any such instructions given by the Majority Lenders will be binding on all the Lenders.  In the absence of instructions, the Facility Agent may act as it considers to be in the best interests of all the Lenders.

23.6.2	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings in connection with any Finance Document.

23.6.3
The Facility Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

23.7	Responsibility

23.7.1	No Administrative Party is responsible to any other Finance Party for the adequacy, accuracy or completeness of:

(a)	any Finance Document or any other document; or

(b)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

23.7.2	Without affecting the responsibility of the Company for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(a)
has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets); and

(b)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document.

23.7.3

(a)	Nothing in this Agreement will oblige the Facility Agent to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

(b)
Each Finance Party confirms to the Facility Agent that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

23.8	Exclusion of liability

23.8.1
The Facility Agent is not liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

23.8.2
The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent, if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

23.8.3
No Party may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document.  Any officer, employee or agent of the Facility Agent may rely on this sub-clause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

23.9	Default

23.9.1	The Facility Agent is not obliged to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

23.9.2	If the Facility Agent:

(a)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(b)	is aware of the non-payment of any principal or interest or any fee payable to a Lender under this Agreement,

it must promptly notify the Lenders.

23.10	Information

23.10.1	The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

23.10.2
Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

23.10.3	Except as provided above, the Facility Agent has no duty:

(a)
either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of the Company or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(b)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from the Company.

23.10.4
In acting as the Facility Agent, the agency division of the Facility Agent is treated as a separate entity from its other divisions and departments.  Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

23.10.5
The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required to any term of the Finance Documents.

23.10.6	The Company irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent.

23.10.7
Without prejudice to the generality of the foregoing, the Facility Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

23.11	Indemnities

23.11.1
Without limiting the liability of the Company under the Finance Documents, each Lender must indemnify the Facility Agent for that Lender's Pro Rata Share of any loss or liability incurred by the Facility Agent in acting as the Facility Agent, except to the extent that the loss or liability is caused by the Facility Agent's gross negligence or wilful misconduct or to the extent that the Facility Agent has been reimbursed in full by the Company for such loss or liability.

23.11.2	The Facility Agent may deduct from any amount received by it for a Lender any amount due to the Facility Agent from that Lender under a Finance Document but unpaid.

23.11.3	The Company must indemnify the Facility Agent against any loss or liability properly incurred by the Facility Agent as a result of:

(a)	investigating any event which the Facility Agent reasonably believes to be a Default; or

(b)	acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

23.12	Compliance

The Facility Agent may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

23.13	Resignation of the Facility Agent

23.13.1	The Facility Agent may resign and appoint any of its Affiliates as successor Facility Agent by giving notice to the Lenders and the Company.

23.13.2	Alternatively, the Facility Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders may appoint a successor Facility Agent.

23.13.3	If no successor Facility Agent has been appointed under sub-clause 23.13.2 above within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

23.13.4	The person(s) appointing a successor Facility Agent must, if practicable, consult with the Company prior to the appointment. Any successor Facility Agent must have an office in the U.K.

23.13.5
The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment.  On giving the notification, the successor Facility Agent will succeed to the position of the Facility Agent and the term "Facility Agent" will mean the successor Facility Agent.

23.13.6
The retiring Facility Agent must, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents.

23.13.7
Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent, and, subject to Clause 23.13.6 above, it will have no further obligations under any Finance Document.

23.14	Replacement of the Facility Agent

23.14.1
After consultation with the Company, the Majority Lenders may, by giving 30 days' notice to the Facility Agent (or, at any time the Facility Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Facility Agent by appointing a successor Facility Agent (acting through an office in the United Kingdom).

23.14.2
The retiring Facility Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

23.14.3
The replacement of the Facility Agent and the appointment of the successor Facility Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Facility Agent.  As from this date, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 23 (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date).

23.14.4	Any successor Facility Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

23.15	Relationship with Lenders

23.15.1
The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days' prior notice from that Lender to the contrary.

23.15.2	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

23.15.3
The Facility Agent must keep a register of all the Parties and supply any other Party with a copy of the register on request.  The register will include each Lender's Facility Office(s) and contact details for the purposes of this Agreement.

23.16	Facility Agent's management time

If the Facility Agent requires, any amount payable to the Facility Agent by any Party under any indemnity or in respect of any costs or expenses incurred by the Facility Agent under the Finance Documents after the date of this Agreement may include the cost of using its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the relevant Party.  This is in addition to any amount in respect of fees or expenses paid or payable to the Facility Agent under any other term of the Finance Documents.

23.17	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

24.	EVIDENCE AND CALCULATIONS

24.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

24.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

24.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Facility Agent determines is market practice.

25.	FEES

25.1	Agency fee

The Company must pay to the Facility Agent for its own account an annual agency fee in the manner agreed between the Facility Agent and the Company.

25.2	Arrangement fee

The Company must pay an upfront fee in the manner agreed between the Arranger and the Company.

25.3	Commitment fee

25.3.1
The Company must pay a commitment fee computed at the rate of 35 per cent. of the applicable Margin on the undrawn, uncancelled amount of each Lender's Commitment for the Availability Period calculated from the date of this Agreement.

25.3.2
The commitment fee is payable quarterly in arrears during the Availability Period and on the last day of the Availability Period.  Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Commitment is cancelled in full.

25.3.3	No commitment fee is payable to the Facility Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

25.4	Utilisation fee

25.4.1
The Company must pay to the Facility Agent for each Lender a utilisation fee computed at the rate of 0.20 per cent. per annum on the aggregate principal amount of the Utilisations for each day on which the aggregate Base Currency Amount of all Utilisations exceeds 33.3 per cent. of the Total Commitments.

25.4.2
The Company must pay to the Facility Agent for each Lender a utilisation fee computed at the rate of 0.40 per cent. per annum on the aggregate principal amount of the Utilisations for each day on which the Base Currency Amount of all Utilisations exceeds 66.6 per cent. of the Total Commitments. For the avoidance of doubt, the fee described in sub-clause 25.4.1 above is not payable in respect of any day for which the fee described in this sub-clause 25.4.2 is payable.

25.4.3	Utilisation fee is payable on the amount of each Lender's share in the Utilisations.

25.4.4	Accrued utilisation fee is payable quarterly in arrears. Accrued utilisation fee is also payable to the Facility Agent for a Lender on the date its Commitment is cancelled in full.

26.	INDEMNITIES AND BREAK COSTS

26.1	Currency indemnity

26.1.1	The Company must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(a)	that Finance Party receiving an amount in respect of the Company's liability under the Finance Documents; or

(b)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

26.1.2
Unless otherwise required by law, the Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

26.2	Other indemnities

The Company shall within 15 days of demand indemnify the Facility Agent and each Lender against any funding or other cost, loss, expense or liability in an amount certified by it in reasonable detail (together with documentation in support) sustained or incurred by it as a direct result of:

26.2.1	the occurrence of any Event of Default;

26.2.2	(other than by reason of negligence or default by a Finance Party) a Utilisation not being made after a Request has been delivered for that Utilisation; or

26.2.3
the receipt or recovery by any party (or the Facility Agent on its behalf) of all or any part of a Utilisation or overdue sum due from the Company otherwise than on the Final Maturity Date or Maturity Date or Expiry Date (as relevant) of that Utilisation or, in the case of an overdue sum, the last day of an interest period relating to that overdue sum, as the case may be or a Utilisation or any part thereof not being prepaid in accordance with a notice of prepayment.

26.3	Break Costs

26.3.1	The Company must pay to each Lender its Break Costs within three Business Days of demand.

26.3.2	Break Costs are the amount (if any) determined by the relevant Lender by which:

(a)
the interest (excluding Margin and Mandatory Costs) which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

26.3.3	Each Lender must supply to the Facility Agent for the Company details of the amount of any Break Costs claimed by it under this Clause.

27.	EXPENSES

27.1	Initial costs

The Company must pay to each Administrative Party promptly on demand the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and syndication of the Finance Documents.

27.2	Subsequent costs

The Company must pay to the Facility Agent promptly on demand the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

27.2.1	the negotiation, preparation, printing and execution of any Finance Document (other than a Transfer Certificate or Increase Confirmation) executed after the date of this Agreement; and

27.2.2	any amendment, waiver or consent requested by or on behalf of the Company or specifically allowed by this Agreement.

27.3	Enforcement costs

The Company must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

28.	AMENDMENTS AND WAIVERS

28.1	Procedure

28.1.1
Except as provided in this Clause 28, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders.  The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

28.1.2	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under sub-clause 28.1.1 above. Any such amendment or waiver is binding on all the Parties.

28.2	Exceptions

28.2.1	An amendment or waiver which relates to:

(a)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(b)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(d)	an increase in, or an extension of, a Commitment or the Total Commitments;

(e)	a term of a Finance Document which expressly requires the consent of each Lender;

(f)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(g)	this Clause,

may only be made with the consent of all the Lenders.

28.2.2	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

28.3	Disenfranchisement of Defaulting Lenders

28.3.1
For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender's Commitments will be reduced by the amount of its Available Commitments.

28.3.2	For the purposes of this Clause 28.3, the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(a)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender;

(b)
any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of "Defaulting Lender" has occurred where, in the case of the events or circumstances referred to in paragraph (a), none of the exceptions to that paragraph apply, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

28.4	Replacement of a Defaulting Lender

28.4.1	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 10 Business Days' prior written notice to the Facility Agent and such Lender:

(a)
replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 29 (Changes to the Parties) all (and not part only) of its rights and obligations under this Agreement; or

(b)	require such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 29 (Changes to the Parties) all (and not part only) of the undrawn Commitment of the Lender.

to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the Company, and which is acceptable to the Facility Agent (unless the Facility Agent is an Impaired Agent) and to the Issuing Bank (each acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender's participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Finance Documents.

28.4.2	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(a)	the Company shall have no right to replace the Facility Agent;

(b)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(c)	the transfer must take place no later than 14 days after the notice referred to in sub-clause 28.4.1 above; and

(d)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

28.5	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

28.6	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

28.6.1	may be exercised as often as necessary;

28.6.2	are cumulative and not exclusive of its rights under the general law; and

28.6.3	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

29.	CHANGES TO THE PARTIES

29.1	Assignments and transfers by the Company

The Company may not assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

29.2	Assignments and transfers by Lenders

29.2.1
A Lender (the Existing Lender) may, subject to the following provisions of this Clause 29, at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to any bank, financial institution or trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

29.2.2
Unless the Company and the Facility Agent otherwise agree, a transfer of part of a Commitment or rights and obligations under this Agreement by the Existing Lender must be in a minimum amount of £5,000,000.

29.2.3
An Existing Lender must consult with the Company for no more than five Business Days before it may make an assignment or transfer unless the New Lender is another Lender or an Affiliate of a Lender or an Event of Default has occurred and is outstanding.

29.2.4
The Facility Agent is not obliged to execute a Transfer Certificate until it has completed all know your customer requirements to its satisfaction.  The Facility Agent must promptly notify the Existing Lender and the New Lender if there are any such requirements.

29.2.5	A transfer of obligations will be effective only if either:

(a)	the obligations are novated in accordance with the following provisions of this Clause 29; or

(b)
the New Lender confirms to the Facility Agent and the Company in form and substance satisfactory to the Facility Agent that it is bound by the terms of this Agreement as a Lender.  On the transfer becoming effective in this manner the Existing Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

29.2.6	Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of £1,750.

29.2.7	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

29.3	Procedure for transfer by way of novations

29.3.1	In this Clause:

Transfer Date means, for a Transfer Certificate, the later of:

(a)	the proposed Transfer Date specified in that Transfer Certificate; and

(b)	the date on which the Facility Agent executes that Transfer Certificate.

29.3.2	A novation is effected if:

(a)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(b)	the Facility Agent executes it.

Subject to sub-clause 29.2.4 of Clause 29.2 (Assignments and transfers by Lenders), the Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

29.3.3	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

29.3.4	On the Transfer Date:

(a)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender; and

(b)	the Existing Lender will be released from those obligations and cease to have those rights.

29.4	Limitation of responsibility of Existing Lender

29.4.1	Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

(a)	any Finance Document or any other document; or

(b)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document,

and any representations or warranties implied by law are excluded.

29.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)
has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(b)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

29.4.3	Nothing in any Finance Document requires an Existing Lender to:

(a)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(b)	support any losses incurred by the New Lender by reason of the non-performance by the Company of its obligations under any Finance Document or otherwise.

29.5	Costs resulting from change of Lender or Facility Office

If:

29.5.1	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

29.5.2
as a result of circumstances existing at the date the assignment, transfer or change occurs, the Company would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.  This Clause 29.5 shall not apply:

(i)	in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facilities; or

(ii)
in relation to Clause 14 (Tax gross-up and indemnities), to a Treaty Lender that has included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with paragraph 14.1.1 of Clause 14.6 (HMRC DT Treaty Passport scheme confirmation) if the Obligor making the payment has not complied with its obligations under paragraph 14.1.2 of Clause 14.6 (HMRC DT Treaty Passport scheme confirmation).

29.6	Changes to the Reference Banks

29.6.1
If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

29.6.2
If a Reference Bank ceases to have a London office or novates or assigns all its rights and obligations under this Agreement or if any Commitments of any Reference Bank are cancelled or if Loans it has advanced are prepaid it shall be replaced as a Reference Bank by such other Bank with an office in London as the Facility Agent (after consultation with the Company) shall designate by notice to the Company and the Banks.

29.7	Copy of Transfer Certificate or Increase Confirmation to Company

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Increase Confirmation, send to the Company a copy of that Transfer Certificate or Increase Confirmation.

29.8	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 29, each Lender may without consulting with or obtaining consent from the Company, at any time charge, assign or otherwise create security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other security to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by the Company or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

30.	DISCLOSURE OF INFORMATION

30.1	Confidentiality and Disclosure

30.1.1
Each Finance Party must keep confidential any information supplied to it by or on behalf of the Company in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(a)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause 30;

(b)	in connection with any legal or arbitration proceedings;

(c)	if required to do so under any law or regulation;

(d)	to a governmental, banking, taxation or other regulatory authority;

(e)	to its professional advisers;

(f)	to the extent allowed under sub-clause 30.1.2 below; or

(g)	with the agreement of the Company.

30.1.2
A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):

(a)	a copy of any Finance Document; and

(b)	any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a participant may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of sub-clause 30.1 above.

30.1.3
Any Lender may also disclose the size and term of the Facilities and the name of the Company to any investor or a potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of that Lender's rights or obligations under the Finance Documents.

This Clause 30.1 supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

30.2	Disclosure to numbering service providers

30.2.1
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or the Company the following information:

(a)	name of the Company;

(b)	country of domicile of the Company;

(c)	place of incorporation of the Company;

(d)	date of this Agreement;

(e)	the names of the Facility Agent and the Arranger;

(f)	date of each amendment and restatement of this Agreement;

(g)	amount of Total Commitments;

(h)	currencies of the Facilities;

(i)	type of Facilities;

(j)	ranking of Facilities;

(k)	Termination Date for Facilities;

(l)	changes to any of the information previously supplied pursuant to paragraphs (a) to (k) above; and

(m)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

30.2.2
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or the Company by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

30.2.3	The Company represents that none of the information set out in paragraphs (a) to (m) of sub-clause 30.2.1 above is, nor will at any time be, unpublished price-sensitive information.

30.2.4	The Facility Agent shall notify the Company and the other Finance Parties of:

(a)	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facilities and/or the Company; and

(b)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or the Company by such numbering service provider.

31.	SET-OFF

A Finance Party may set off any matured obligation owed to it by the Company under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to the Company, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	PRO RATA SHARING

32.1	Redistribution

If any amount owing by the Company under this Agreement to a Lender (the recovering Lender) is discharged by payment, set-off or any other manner other than through the Facility Agent under this Agreement (a recovery), then:

32.1.1	the recovering Lender must, within three Business Days, supply details of the recovery to the Facility Agent;

32.1.2
the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received by the Facility Agent under this Agreement; and

32.1.3	the recovering Lender must pay to the Facility Agent an amount equal to the excess (the redistribution).

32.2	Effect of redistribution

32.2.1	The Facility Agent must treat a redistribution as if it were a payment by the Company under this Agreement and distribute it among the Lenders, other than the recovering Lender, accordingly.

32.2.2	When the Facility Agent makes a distribution under sub-clause 32.2.1 above, the recovering Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

32.2.3
If and to the extent that the recovering Lender is not able to rely on any rights of subrogation under sub-clause 32.2.2 above, the Company will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

32.2.4	If:

(a)	a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to the Company; and

(b)	the recovering Lender has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the re-distribution.  In this event, the subrogation in sub-clause 32.2.2 above will operate in reverse to the extent of the reimbursement.

32.3	Exceptions

Notwithstanding any other term of this Clause 32, a recovering Lender need not pay a redistribution to the extent that:

32.3.1	it would not, after the payment, have a valid claim against the Company in the amount of the redistribution; or

32.3.2	it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:

(a)	the recovering Lender notified the Facility Agent of those proceedings; and

(b)
the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

33.	SEVERABILITY

33.1	If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

33.1.1	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

33.1.2	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

34.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts.  This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

35.	NOTICES

35.1	In writing

35.1.1	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(a)	in person, by post, or fax or any other electronic communication approved by the Facility Agent; or

(b)	if between the Facility Agent and a Lender and the Facility Agent and the Lender agree, by e-mail or other electronic communication.

35.1.2	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

35.1.3	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

35.2	Contact details

35.2.1
Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

35.2.2	The contact details of the Company for this purpose are:

Address: Fax number: Phone number: E-mail: Attention:	Avonbank, Feeder Road, Bristol BS2 0TB 01179 332 108 01179 332 354 jhunt9@westernpower.co.uk Julie Hunt
The contact details of the Facility Agent for this purpose are:
Address: Fax number: E-mail: Attention:	5 Canada Square, London E14 5AQ +44 208313 2149 emea.7115loansagency@bankofamerica.com Loans Agency

35.2.3	Any Party may change its contact details by giving five Business Days' notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

35.2.4	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

35.3	Effectiveness

35.3.1	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(a)	if delivered in person, at the time of delivery;

(b)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope; and

(c)	if by fax, when received in legible form.

35.3.2
A communication given under sub-clause 35.3.1 above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

35.3.3	A communication to the Facility Agent will only be effective on actual receipt by it.

35.4	The Company

All formal communication under the Finance Documents to or from the Company must be sent through the Facility Agent.

35.5	Communication when Facility Agent is Impaired Agent

If the Facility Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly.  This provision shall not operate after a replacement Facility Agent has been appointed.

36.	LANGUAGE

36.1.1	Any notice given in connection with a Finance Document must be in English.

36.1.2	Any other document provided in connection with a Finance Document must be:

(a)	in English; or

(b)
(unless the Facility Agent otherwise agrees) accompanied by a certified English translation.  In this case, the English translation prevails unless the document is a statutory or other official document.

37.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

38.	ENFORCEMENT

38.1	Jurisdiction

38.1.1
The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document including a dispute relating to any non-contractual obligation arising out of or in connection with this Agreement.

38.1.2
The English courts are the most appropriate and convenient courts to settle any such dispute and the Company waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

38.1.3	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:

(a)	proceedings in any other court; and

(b)	concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
ORIGINAL PARTIES

Name of Original Lender	Facility A Commitment	Facility B Commitment	Treaty Passport scheme reference number and jurisdiction of tax residence (if applicable)
Abbey National Treasury Services plc (trading as Santander Global Banking & Markets)	£9,333,333.33	£25,666,666.67
Bank of America, N.A.	£18,666,666.69	£16,333,333.31
Barclays Bank PLC	£9,333,333.33	£25,666,666.67
Credit Suisse AG, London Branch	£9,333,333.33	£25,666,666.67
HSBC Bank plc	£9,333,333.33	£25,666,666.67
Lloyds TSB Bank plc		£35,000,000
Mizuho Corporate Bank, Ltd	£9,333,333.33	£25,666,666.67
The Royal Bank of Scotland plc	£9,333,333.33	£25,666,666.67
Royal Bank of Canada	£5,333,333.33	£14,666,666.67
Total	£80,000,000	£220,000,000

SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS

The Company

1.	A certified copy of the constitutional documents of the Company.

2.	A certified copy of a resolution of the board of directors or a committee of the board of directors of the Company approving the terms of, and the transactions contemplated by, the Finance Documents.

3.
A specimen of the signature of each person authorised on behalf of the Company to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

4.	A certificate of the Company (signed by a director) confirming that borrowing the Total Commitments would not cause any borrowing limit binding on the Company to be exceeded.

5.
A certificate of an authorised signatory of the Company certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

Legal opinions

6.	A legal opinion of Clifford Chance LLP, legal advisers to the Arranger and the Facility Agent addressed to the Finance Parties.

Other documents and evidence

7.	Evidence that all fees and expenses then due and payable from the Company under this Agreement have been or will be paid no later than the first Utilisation Date.

8.	The Original Financial Statements.

9.	The Information Package.

10.
A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent notifies the Company is necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

SCHEDULE 3
REQUESTS

Part A - Loans

To:             Banc of America Securities Limited as Facility Agent

From:         Western Power Distribution (East Midlands) plc

Date:          [•]

Western Power Distribution (East Midlands) plc - £300,000,000 Facilities Agreement dated 4 April 2011 (as amended and restated from time to time) (the "Agreement")

1.	We refer to the Agreement. This is a Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Utilisation Date: [•]

(b)	Facility to be utilised: [Facility A][Facility B]

(c)	Amount/currency: [•]

(d)	Term: [•]

3.	Our payment instructions are: [•]

4.	We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

5.	We confirm that as at [relevant testing date] Consolidated EBITDA was [•] and Interest Payable was [•]; therefore, the ratio of Consolidated EBITDA to Interest Payable was [•] to 1.

6.	We confirm that as at [relevant testing date] Regulatory Asset Base was [•] and Total Net Debt was [•]; therefore, Total Net Debt does not exceed an amount equal to 85% of the Regulatory Asset Base.

7.	This Request is irrevocable.

By:

Western Power Distribution (East Midlands) plc

Part B – Letters of Credit

To:             Banc of America Securities Limited as Facility Agent

From:         Western Power Distribution (East Midlands) plc

Date:          [•]

Western Power Distribution (East Midlands) plc - £300,000,000 Facilities Agreement dated 4 April 2011 (as amended and restated from time to time) (the "Agreement")

1.	We wish to arrange for a Letter of Credit to be issued by the Issuing Bank on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	Facility A

Amount:	[•] or, if less, the Available Facility

Beneficiary:	[•]

Term or Expiry Date:	[•]

2.	We confirm that each condition specified in sub-clause 6.6.2 of Clause 6.6 (Issue of Letters of Credit) is satisfied on the date of this Request.

3.	We attach a copy of the proposed Letter of Credit.

4.	This Request is irrevocable.

Delivery Instructions:

[specify delivery instructions]

Yours faithfully

………………………………..

authorised signatory for Western Power Distribution (East Midlands) plc

SCHEDULE 4
CALCULATION OF THE MANDATORY COST

1.
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Term (or as soon as possible thereafter)  the Facility Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent.  This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

(a)	in relation to a sterling Loan:

AB+C(B-D)+Ex0.01 100-(A+C) per cent annum

(b)	in relation to a Loan in any currency other than sterling:

Ex0.01 300 per cent. per annum

Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in sub-clause 11.3.1 of Clause 11.3 (Interest on overdue amounts)) payable for the relevant Term on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E
is designed to compensate Lenders for amounts payable under the Fees Rules  and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules; and

(e)	"Unpaid Sum" means any sum due and payable but unpaid by the Company under the Finance Documents.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.
If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.
Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by  the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies  the Facility Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.
The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.
The Facility Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5
FORM OF TRANSFER CERTIFICATE

To:             Banc of America Securities Limited as Facility Agent

From:	[THE EXISTING LENDER] (the Existing Lender) and [THE NEW LENDER] (the New Lender)

Date:             [•]

Western Power Distribution (East Midlands) plc - £300,000,000 Facilities Agreement dated 4 April 2011 (as amended and restated from time to time) (the "Agreement")

We refer to the Agreement.  This is a Transfer Certificate.

1.	The Existing Lender transfers by novation to the New Lender the Existing Lender's rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.

2.	The proposed Transfer Date is [•].

3.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.	The New Lender confirms, for the benefit of the Facility Agent and without liability to the Company, that it is:

(a)	[a Qualifying Lender falling within paragraph (a)(i) or paragraph (b) of the definition of Qualifying Lender;]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].*

5.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]**

6.
[The New Lender confirms (for the benefit of the Facility Agent and without liability to the Company) that it is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme (reference number [•]), and is tax resident in [•] *** so that interest payable to it by the Company is generally subject to full exemption from UK withholding tax and notifies the Company that the Company must make an application to HM Revenue & Customs under form DTTP2 within 30 days of the Transfer Date.]****

NOTES:

*	Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.
**	Include if New Lender comes within paragraph (a)(ii) of the definition of Qualifying Lender in Clause 14.1 (Definitions).
***	Insert jurisdiction of tax residence.
****	This confirmation must be included if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.
7.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

THE SCHEDULE

Rights and obligations to be transferred by novation

[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]                              [NEW LENDER]

By:                                                               By:

The Transfer Date is confirmed by the Facility Agent as [•].

[•]

By:

SCHEDULE 6
FORM OF LETTER OF CREDIT

Part A – Pensions trustee Letter of Credit

To:           the Networks Trustee (the "Beneficiary")

Date

Dear Sirs

Irrevocable Standby Letter of Credit no. [•]

At the request of [•], [Issuing Bank] (the "Issuing Bank") issues this irrevocable standby Letter of Credit ("Letter of Credit") in your favour on the following terms and conditions.

1.	Definitions

In this Letter of Credit:

"Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].*

"Deed of Covenant" means the deed of covenant entered into by WPD Investment Holdings relating to the Central Networks Group of the Electricity Supply Pension Scheme dated on or around 1 April 2011.

"Demand" means a demand for a payment validly presented under this Letter of Credit in the form of the schedule to this Letter of Credit.

"Expiry Date" means the earlier of (1) [insert date – to be no more than 365 days from the date of the Letter of Credit] and (2) the date on which WPD East Midlands plc certifies in writing to the Issuing Bank that either: (i) the receipt of the last payment by the Central Networks Group Trustee under clause 2.1 of the Deed of Covenant has occurred; or (ii) a formal actuarial valuation of the Central Networks Group reveals that the Central Networks Group has sufficient assets to cover its technical provisions (as defined in the Pensions Act 2004 in accordance with clause 2.4 of the Deed of Covenant).

"Networks Trustee" means Central Networks Trustees Limited (Company Number 7561556).

"Total L/C Amount" means £[70],000,000 ([seventy]) million pounds).

2.	Issuing Bank's agreement

(a)
The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand.  A Demand must be received by the Issuing Bank by no later than [•] p.m. ([London] time) on the Expiry Date.

(b)
Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [ten] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c)
The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3.	Expiry

(a)
The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(b)
Unless previously released under paragraph (a) above, at [•] p.m.([London] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

(c)	When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4.	Payments

All payments under this Letter of Credit shall be made in sterling and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made in person, by letter or fax, by recorded delivery mail or Swift and must be received in legible form by the Issuing Bank at its address and by the particular department or office (if any) as follows:

Bank of America N.A. (Guarantees Department)

26 Elmfield Road

Bromley BR1 1WA

6.	Assignment

The Beneficiary's rights under this Letter of Credit may not be assigned or transferred.

7.	ISP

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8.	Governing Law

This Letter of Credit and any non-contractual obligations arising out of or in connection with it are governed by English law.

9.	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit (including a dispute relating to any non-contractual obligation arising out of or in connection with this Letter of Credit).

Yours faithfully

[Issuing Bank]

By:

NOTES:

*	This may need to be amended depending on the currency of payment under the Letter of Credit.

THE SCHEDULE
Form Of Demand

To:           [ISSUING BANK]

[Date]

Dear Sirs

Standby Letter of Credit no. [•] issued in favour of [BENEFICIARY] (the "Letter of Credit")

We refer to the Letter of Credit.  Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.
We certify that the sum of [•] is due [and has remained unpaid for at least [•] Business Days] under the Deed of Covenant entered into by WPD Investment Holdings Limited on or about 1 April 2011.  We therefore demand payment of the sum of [•].

2.	Payment should be made to the following account:

Name:
Account Number:
Bank:

3.           The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)	(Authorised Signatory)

For
[BENEFICIARY]

Part B – Letters of Credit for other purposes

To:           [Beneficiary](the "Beneficiary")

Date

Dear Sirs

Irrevocable Standby Letter of Credit no. [•]

At the request of [•], [Issuing Bank] (the "Issuing Bank") issues this irrevocable standby Letter of Credit ("Letter of Credit") in your favour on the following terms and conditions:

1.	Definitions

In this Letter of Credit:

"Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].*

"Demand" means a demand for a payment validly presented under this Letter of Credit in the form of the schedule to this Letter of Credit.

"Expiry Date" means [•].

"Total L/C Amount" means [•].

2.	Issuing Bank's agreement

(a)
The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand.  A Demand must be received by the Issuing Bank by no later than [•] p.m. ([London] time) on the Expiry Date.

(b)
Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [ten] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c)
The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3.	Expiry

(a)
The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(b)
Unless previously released under paragraph (a) above, at [•] p.m.([London] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

(c)	When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4.	Payments

All payments under this Letter of Credit shall be made in [•] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made in person, by letter, fax or telex and must be received in legible form by the Issuing Bank at its address and by the particular department or office (if any) as follows:

[

]

6.	Assignment

The Beneficiary's rights under this Letter of Credit may not be assigned or transferred.

7.	ISP

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8.	Governing Law

This Letter of Credit and any non-contractual obligations arising out of or in connection with it are governed by English law.

9.	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit (including a dispute relating to any non-contractual obligation arising out of or in connection with this Letter of Credit).

Yours faithfully

[Issuing Bank]

By:

NOTES:

*	This may need to be amended depending on the currency of payment under the Letter of Credit.

THE SCHEDULE
Form Of Demand

To:           [ISSUING BANK]

[Date]

Dear Sirs

Standby Letter of Credit no. [•] issued in favour of [BENEFICIARY] (the "Letter of Credit")

We refer to the Letter of Credit.  Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.	We certify that the sum of [•] is due [and has remained unpaid for at least [•] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [•].

2.	Payment should be made to the following account:

Name:
Account Number:
Bank:

3.           The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)	(Authorised Signatory)

For
[BENEFICIARY]

SCHEDULE 7
FORM OF COMPLIANCE CERTIFICATE

To:             Banc of America Securities Limited as Facility Agent

From:         Western Power Distribution (East Midlands) plc

Date:         [•]

Western Power Distribution (East Midlands) plc - £300,000,000 Facilities Agreement dated 4 April 2011 (as amended and restated from time to time) (the "Agreement")

1.	We refer to the Agreement. This is a Compliance Certificate.

2.	We confirm that as at [relevant testing date], Consolidated EBITDA was [•] and Interest Payable was [•], therefore the ratio of Consolidated EBITDA to Interest Payable was [•] to 1.

3.	We confirm that as at [relevant testing date], Regulatory Asset Base was [•] and Total Net Debt was [•]; therefore Total Net Debt does not exceed 85% of the Regulatory Asset Base.

4.	We set out below calculations establishing the figures in paragraphs 2 and 3 above:

[•].

5.	We confirm that the following companies were Material Subsidiaries at [relevant testing date]:

[•].

6.	[We confirm that no Default is outstanding as at [relevant testing date].] 1

WESTERN POWER DISTRIBUTION (EAST MIDLANDS) PLC

By:

Director

Director

_________________________
1   If this statement cannot be made, the certificate should identify any Default that is outstanding and the steps, if any, being taken to remedy it.

SCHEDULE 8
FORM OF INCREASE CONFIRMATION

To:	Banc of America Securities Limited as Facility Agent, Bank of America, N.A. as Issuing Bank and Western Power Distribution (East Midlands) plc as Company

From:       [the Increase Lender] (the "Increase Lender")

Dated:      [•]

Western Power Distribution (East Midlands) plc - £300,000,000 Facilities Agreement dated 4 April 2011 (as amended and restated from time to time) (the "Agreement")

1.
We refer to the Agreement.  This is an Increase Confirmation.  Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to Clause 2.2 (Increase) of the Agreement.

3.
In accordance with the terms of the Agreement, the Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the "Relevant Commitment") as if it was an Original Lender under the Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the "Increase Date") is [•].

5.	On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in Clause 2.2 (Increase).

8.	The Increase Lender confirms that it [is]/[is not]* a Non-Acceptable L/C Lender.

9.	The Increase Lender confirms, for the benefit of the Facility Agent and without liability to the Company, that it is:

9.1.1	[a Qualifying Lender falling within paragraph (a)(i) or paragraph (b) of the definition of Qualifying Lender;]

9.1.2	[a Treaty Lender;]

9.1.3	[not a Qualifying Lender].*

10.	[The Increase Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

10.1.1	a company resident in the United Kingdom for United Kingdom tax purposes; or

10.1.2	a partnership each member of which is:

(1)	a company so resident in the United Kingdom; or

(2)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

10.1.3
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]**

11.
[The Increase Lender confirms (for the benefit of the Facility Agent and without liability to the Company) that it is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme (reference number [•]), and is tax resident in [•] *** so that interest payable to it by the Company is generally subject to full exemption from UK withholding tax and notifies the Company that the Company must make an application to HM Revenue & Customs under form DTTP2 within 30 days of the Transfer Date.]****

NOTES:

*	Delete as applicable - each Increase Lender is required to confirm which of these three categories it falls within.
**	Include if Increase Lender comes within paragraph (a)(ii) of the definition of Qualifying Lender in Clause 14.1 (Definitions).
***	Insert jurisdiction of tax residence.
****	This confirmation must be included if the Increase Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.
12.	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

13.	This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

14.	This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

_______________________________
*    Delete as applicable.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is confirmed as an Increase Confirmation for the purposes of the Agreement by the Facility Agent and the Issuing Bank and the Increase Date is confirmed as [•].

Facility Agent	Issuing Bank
By:	By:
as Facility Agent for and on behalf of each of the parties to the Agreement (other than the Issuing Bank and the Increase Lender)

SIGNATORIES

THE COMPANY

WESTERN POWER DISTRIBUTION (WEST MIDLANDS) PLC

By:	/s/ D.C.S. OOSTHUIZEN
Address:	Avonbank, Feeder Rd, Bristol, BS2 0TB
Fax:	+44 117 933 2022

THE MANDATED LEAD ARRANGERS

ABBEY NATIONAL TREASURY SERVICES PLC (TRADING AS SANTANDER
GLOBAL BANKING & MARKETS)

By:	/s/ GRAEME MARKS	/s/ STEVEN WAHNON
	Graeme Marks	Steven Wahnon
Address:	Attn: Paul Finney / Jim Inches / David Navalón 2 Triton Square, Regent's Place, London, NW1 3AN
Fax:	+44 207 756 5816 / +44 845 602 7837

BANC OF AMERICA SECURITIES LIMITED

By:	/s/ MARIAM TOULAN
Mariam Toulan
Address:	2 King Edward Street, London EC1A 1HQ
Fax:	+44 (0)20 7995 2886

BARCLAYS CAPITAL

By:	/s/ MARK POPE
Mark Pope
Address:	5 The North Colonnade, Canary Wharf, London E14 4BB.
Fax:	0207 - 773 - 1840

CREDIT SUISSE AG, LONDON BRANCH

By:	/s/ GARRETT LYNSKEY	/s/ BRIAN FITZGERALD
	Garrett Lynskey	Brian Fitzgerald
	Director	V.P.
Address:	One Cabot Square, London E14 4QJ
Fax:	+44 207 888 8398

HSBC BANK PLC

By:	/s/ MICHAEL MILLER
Michael Miller
Address:	Sharon Daw
West & Wales Corporate Banking Centre
3 Rivergate
Bristol BS1 6ER.
Fax:	08455 877941

LLOYDS TSB BANK PLC

By:	/s/ NICHOLAS WALKER
Nicholas Walker, Relationship Director
Address:	10 Gresham Street, London, EC2V 7AE
Fax:	0207 158 3297

MIZUHO CORPORATE BANK, LTD

By:	/s/ CHRISTOPHER GRAY
Address:	Bracken House, One Friday Street, EC4M 9JA London
Fax:	020 7012 4301

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ J P JONES
J P JONES
Address:	135 Bishopsgate, London
Fax:	020 7085 8762

THE LEAD ARRANGER

ROYAL BANK OF CANADA

By:	/s/ MICHAEL ATHERTON
Michael Atherton
Address:	Thames Court, One Queenhithe, London EC4V 4DE
Fax:	+44 20 7029 7912

THE ORIGINAL LENDERS

ABBEY NATIONAL TREASURY SERVICES PLC (TRADING AS SANTANDER
GLOBAL BANKING & MARKETS)

By:	/s/ GRAEME MARKS	/s/ STEVEN WAHNON
	Graeme Marks	Steven Wahnon
Address:	Attn: Paul Finney / Jim Inches / David Navalón 2 Triton Square, Regent's Place, London, NW1 3AN
Fax:	+44 207 756 5816 / +44 845 602 7837

BANK OF AMERICA, N.A.

By:	/s/ MARIAM TOULAN
Mariam Toulan
Address:	2 King Edward Street, London EC1A 1HQ
Fax:	+44 (0)20 7995 2886

BARCLAYS BANK PLC

By:	/s/ MARK POPE
Mark Pope
Address:	5 The North Colonnade, Canary Wharf, London E14 4BB.
Fax:	0207 - 773 - 1840

CREDIT SUISSE AG, LONDON BRANCH

By:	/s/ GARRETT LYNSKEY	/s/ BRIAN FITZGERALD
	Garrett Lynskey	Brian Fitzgerald
	Director	V.P.
Address:	One Cabot Square, London E14 4QJ
Fax:	+44 207 888 8398

HSBC BANK PLC

By:	/s/ MICHAEL MILLER
Michael Miller
Address:	Sharon Daw
West & Wales Corporate Banking Centre
3 Rivergate
Bristol BS1 6ER.
Fax:	08455 877941

LLOYDS TSB BANK PLC

By:	/s/ NICHOLAS WALKER
Nicholas Walker, Relationship Director
Address:	10 Gresham Street, London, EC2V 7AE
Fax:	0207 158 3297

MIZUHO CORPORATE BANK, LTD

By:	/s/ CHRISTOPHER GRAY
Address:	Bracken House, One Friday Street, EC4M 9JA London
Fax:	020 7012 4301

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ J P JONES
J P JONES
Address:	135 Bishopsgate, London
Fax:	020 7085 8762

ROYAL BANK OF CANADA

By:	/s/ MICHAEL ATHERTON
Michael Atherton
Address:	Thames Court, One Queenhithe, London EC4V 4DE
Fax:	+44 20 7029 7912

THE FACILITY AGENT

BANC OF AMERICA SECURITIES LIMITED

By:	/s/ MARIAM TOULAN
Mariam Toulan
Address:	2 King Edward Street, London EC1A 1HQ
Fax:	+44 (0)20 7995 2886

THE ISSUING BANK

BANK OF AMERICA, N.A.

By:	/s/ MARIAM TOULAN
Mariam Toulan
Address:	2 King Edward Street, London EC1A 1HQ
Fax:	+44 (0)20 7995 2886